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Exhibit 4.12

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of October 26, 2004

among

SANMINA-SCI CORPORATION,

CERTAIN SUBSIDIARIES OF SANMINA-SCI CORPORATION,

as Guarantors,

VARIOUS LENDERS,

CITIBANK, N.A., as Initial Issuing Bank

BANC OF AMERICA SECURITIES LLC,

as Syndication Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and THE BANK OF NOVA SCOTIA,

as Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC. and

BANC OF AMERICA SECURITIES LLC,

as Joint Book Managers and Joint Lead Arrangers

CITIBANK, N.A.

as Collateral Agent

and

CITICORP USA, INC.

as Administrative Agent

$500.0 Million Senior Secured Credit Facility

i

v

APPENDICES:
A	Commitments
B	Notice Addresses
SCHEDULES:
1.1(A)	Inactive Real Estate Assets
1.1(B)	Existing Letters of Credit
3.1(f)	Mortgaged Properties
5.10	Real Estate Assets
EXHIBITS:
A-1	Funding Notice
A-2	Notice of Issuance
A-3	Conversion/Continuation Notice
B	Note
C	Compliance Certificate
D-1	Opinions of U.S. Counsel
D-2	Opinions of Foreign Counsel
E	Assignment Agreement
F	Certificate Re Non-bank Status
G-1	Closing Date Certificate
G-2	Solvency Certificate
H	Counterpart Agreement
I	Pledge and Security Agreement
J	Mortgage
K	Landlord Waiver and Consent Agreement
L	Intercompany Note
M	Interco Subordination Agreement
N	Intercreditor Agreement
O	Joinder to Intercreditor Agreement

CREDIT AND GUARANTY AGREEMENT

        This CREDIT AND GUARANTY AGREEMENT, dated as of October 26, 2004, is entered into by and among SANMINA-SCI CORPORATION, a Delaware corporation ("Company"), CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party hereto from time to time, CITIBANK, N.A., as the Initial Issuing Bank (the "Initial Issuing Banks" and, together with the Lenders, the "Lender Parties"), BANC OF AMERICA SECURITIES LLC ("BAS"), as Syndication Agent (the "Syndication Agent"), DEUTSCHE BANK TRUST COMPANY AMERICAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and THE BANK OF NOVA SCOTIA, as Co-Documentation Agents (the "Co-Documentation Agents"), CITIGROUP GLOBAL MARKETS INC. and BAS, as Joint Book Managers and Joint Lead Arrangers (the "Joint Lead Arrangers"), and CITICORP USA, INC. ("CUSA"), as Administrative Agent (together with its permitted successors in such capacity, "Administrative Agent"), and Citibank, N.A, as Collateral Agent (together with its permitted successors in such capacity, "Collateral Agent").

RECITALS:

        WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

        WHEREAS, Lenders have agreed to extend certain credit facilities to Company, consisting of $500.0 million aggregate principal amount of Loans, the proceeds of which will be used for working capital and general corporate purposes;

        WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Subsidiaries; provided that pledges of Capital Stock of Foreign Subsidiaries will be limited to 65% of the voting Capital Stock of Foreign Subsidiaries held directly by Company or any of its Domestic Subsidiaries and shall not be required to the extent Collateral Agent otherwise determines in its reasonable discretion (after consultation with Company) that any such pledge is not commercially feasible; and

        WHEREAS, Guarantors have agreed to guarantee the obligations of Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Subsidiaries; provided that (i) pledges of Capital Stock of Foreign Subsidiaries will be limited to 65% of the voting Capital Stock of Foreign Subsidiaries held directly by any Guarantor and shall not be required to the extent the Collateral Agent otherwise determines in its reasonable discretion (after consultation with the Company) that any such pledge is not commercially feasible, and (ii) no Foreign Subsidiary of Company shall be required to pledge its assets.

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

        Section 1.1    Definitions.    The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

        "Accounts" means all of Company's and each Guarantor's now owned or hereafter acquired or arising accounts, as defined in the UCC.

        "Administrative Agent" as defined in the preamble hereto.

        "Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of

Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

        "Affected Lender" as defined in Section 2.13(b).

        "Affected Loans" as defined in Section 2.13(b).

        "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

        "Agent" means each of Administrative Agent, Collateral Agent, Syndication Agent, each Co-Documentation Agent and each Joint Lead Arranger.

        "Aggregate Amounts Due" as defined in Section 2.12.

        "Aggregate Payments" as defined in Section 7.2.

        "Agreement" means this Credit and Guaranty Agreement, dated as of October 26, 2004, as it may be amended, restated, supplemented or otherwise modified from time to time.

        "Applicable Margin" means, for the six months following the Closing Date, (i) in respect of the Revolving Credit Facility, (A) 1.50% per annum in respect of Eurocurrency Rate Loans, and (B) 0.50% per annum in respect of Base Rate Loans, and (ii) in respect of the commitment fee payable pursuant to Section 2.10(a), 0.35% per annum, and thereafter, in each case, a percentage per annum determined by reference to the Secured Bank Debt Rating or the Unsecured Bank Debt Rating, as applicable, in effect from time to time, as set forth below:

	Applicable Margin
Debt Rating	Eurocurrency Rate Loans	Base Rate Loans	Commitment Fee
Level 1	1.00%	0.00%	0.25%
Level 2	1.25%	0.25%	0.30%
Level 3	1.50%	0.50%	0.35%
Level 4	1.75%	0.75%	0.40%
Level 5	2.00%	1.00%	0.50%

        The Applicable Margin shall be determined in accordance with the Secured Bank Debt Rating or the Unsecured Bank Debt Rating, as applicable, as in effect from time to time. Company shall notify Administrative Agent in writing immediately upon (and, in any event, no later than one day following) any change in the Secured Bank Debt Rating or the Unsecured Bank Debt Rating, as the case may be.

        "Applicable Reserve Requirement" means, at any time, for any Eurocurrency Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against "Eurocurrency liabilities" (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable

Eurocurrency Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Rate Loans. A Eurocurrency Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurocurrency Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

        "Asset Sale" means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor), in one transaction or a series of transactions, of all or any part of Company's or any of its Subsidiaries' businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible (other than cash and Cash Equivalents), whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Company's Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued); (ii) sales of other assets for aggregate consideration of less than $50.0 million in the aggregate during the term hereof; (iii) the granting of Permitted Liens; (iv) the licensing of intellectual property or know-how on commercially reasonable terms and in the ordinary course of business; (v) the surrender or waiver of litigation rights or settlement, release or surrender of tort or other litigation claims of any kind; (vi) disposals of obsolete, worn out or surplus equipment; (vii) any disposition by a Guarantor to Company or by Company or a Guarantor to a Guarantor; (viii) any disposition made in accordance with Section 6.4 or Section 6.6; (ix) any issuance of Capital Stock by a Subsidiary of Company to Company or to another Subsidiary of Company not prohibited hereunder; (x) the sub-lease of facilities of Company or any of its Subsidiaries and the lease by Company or any of its Subsidiaries of facilities under any operating lease, in either case, in the ordinary course of business; (xi) sales of Real Estate Assets required as part of Company's Phase I, Phase II and Phase III restructuring; provided that at least 75% of the consideration for such sales of Real Estate Assets is in cash, and (xii) one or more sales by Company or any of its Subsidiaries of Real Estate Assets; provided that the aggregate consideration for all such sales during the term hereof does not exceed $50.0 million.

        "Assignment Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

        "Authorized Officer" means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief operating officer, vice president-treasurer (or the equivalent thereof), vice president-controller (or the equivalent thereof), and such Person's chief financial officer or treasurer.

        "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at any time (assuming compliance at such time with all conditions to drawing).

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

        "Base Rate" means, for each day in any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times for such day during such period be equal to the higher of:

        (a)   the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate in effect for such day; and

        (b)   0.50% per annum above the Federal Funds Rate for such day.

        "Base Rate Loan" means a Loan bearing interest at a rate determined by reference to the Base Rate.

        "Beneficiary" means each Agent, Lender and Lender Counterparty.

        "Business Day" means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurocurrency Rate or any Eurocurrency Rate Loans, the term "Business Day" means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

        "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt security convertible into or exchangeable into such interest.

        "Cash" means money, currency or a credit balance in any Deposit Account.

        "Cash Equivalents" means, as at any date of determination, (a) securities issued or directly and fully guaranteed or insured by (i) the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), or (ii) any member of the European Economic Area or Switzerland, or any agency or instrumentality thereof (provided that such country, agency or instrumentality has a credit rating at least equal to that of the United States and the full faith and credit of such country is pledged in support thereof), in each case, with such securities having maturities of not more than one year from the date of acquisition; (b) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of such state is pledged in support thereof) and, at the time of acquisition thereof, having credit ratings of at least AA- (or equivalent) by S&P and at least Aa3 (or the equivalent) by Moody's; (c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank organized in the United States of America, Canada, Japan or Switzerland or any member of the European Economic Area, in each case, of recognized standing and having combined capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof); (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above; (e) commercial paper having a rating at the time of acquisition thereof of at least A-1 from S&P or at least P-1 from Moody's or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; (f) interests in any investment company or money market fund substantially all of the assets of which are of the type specified in clauses (a) through (e) above; (g) corporate obligations with long term ratings of A or better from S&P or Moody's, with such obligations having maturities of not more than one year from the date of acquisition; and (h) asset backed securities rated AAA or better by S&P or Moody's, with such securities having maturities of not more than one year from the date of acquisition.

        "Certificate re Non-Bank Status" means a certificate substantially in the form of Exhibit F.

        "Change of Control" means, at any time, (i) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Company; (ii) during any period of twelve (12) consecutive months, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Company cease to be occupied by Persons who either (a) were members of the board of directors of Company on the Closing Date or (b) were nominated for election by the board of directors of Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors or directors elected in accordance with this clause (b); or (iii) any "change of control" or similar event under and as defined in any documentation relating to any Material Indebtedness.

        "Closing Date" means the date upon which all of the conditions set forth in Section 3.1 hereof have been satisfied.

        "Closing Date Certificate" means a Closing Date Certificate substantially in the form of Exhibit G-1.

        "Co-Documentation Agents" as defined in the preamble hereto.

        "Collateral" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

        "Collateral Agent" as defined in the preamble hereto.

        "Collateral Documents" means the Pledge and Security Agreement, the Mortgages, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

        "Commitment" means a Revolving Credit Commitment or a Letter of Credit Commitment, as the context may require.

        "Commodity Agreement" means any swap agreement, contract or similar agreement entered into to protect Company and its Subsidiaries against fluctuations in the prices of raw materials used in their businesses.

        "Company" as defined in the preamble hereto.

        "Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit C.

        "Communications" as defined in Section 10.1(b).

        "Consolidated Capital Expenditures" means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in "purchase of property and equipment" or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

        "Consolidated Tangible Foreign Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Foreign Subsidiaries of Company as the total assets of the Foreign Subsidiaries of Company, minus the total intangible assets of the Foreign Subsidiaries of Company.

        "Contractual Obligation" means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

        "Contributing Guarantors" as defined in Section 7.2.

        "Conversion," "Convert" and "Converted" each refers to a conversion of Loans of one Type with Loans of another Type pursuant to Section 2.8.

        "Conversion/Continuation Date" means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

        "Conversion/Continuation Notice" means a Conversion/Continuation Notice substantially in the form of Exhibit A-3.

        "Convertible Indebtedness" means Indebtedness convertible into Capital Stock of Company or any of its Subsidiaries at the option of the holder thereof.

        "Convertible Securities" means (a) Company's Zero Coupon Notes and (b) the 3.0% Convertible Subordinated Notes due 2007 issued by SCI Systems, Inc.

        "Corporate Head Office Campus" means Company's head office campus located at 2700 North First Street, 2701 Zanker Road, 60 East Plumeria Boulevard and 30 East Plumeria Boulevard, San Jose, California 95134.

        "Counterpart Agreement" means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.9.

        "Credit Date" means the date of a making of a Loan.

        "Credit Document" means any of this Agreement, the Notes, if any, the Collateral Documents, the Intercreditor Agreement, the Environmental Indemnity Agreement, the Interco Subordination Agreement, each Letter of Credit Agreement, each Secured Hedge Agreement and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith, in each case as amended.

        "Credit Party" means Company and each Subsidiary of Company from time to time party to a Credit Document.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of managing or hedging the foreign currency risk associated with Company's and its Subsidiaries' operations and not for speculative purposes.

        "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

        "Defaulting Lender" means a Lender that (a) has failed to fund any portion of the Loans required by it hereunder within one Business Day of the date such funding is required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless it is the subject of a good faith dispute or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

        "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

        "Designated Proceeds Account" means the account of Company held with Citibank, N.A., the proceeds of which have been designated to be used for the satisfaction in whole or in part of the Repurchase Obligation (with any excess proceeds remaining in such account following the Company's satisfaction in part of the Repurchase Obligation in an amount equal to not less than $300.0 million to be paid to Company upon its written request to the Administrative Agent; provided that Company is in pro forma compliance with the covenants set forth in Section 6.7 immediately prior to and immediately following such payment to it).

        "Disclosure Letter" means the Disclosure Letter of Company to Agents and Lenders dated the Closing Date.

        "Dollars" and the sign "$" mean the lawful money of the United States of America.

        "Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia (other than Sanmina-SCI Netherlands Holdings LLC).

        "EBITDA" means for any period, an amount determined for Company and its Subsidiaries on a consolidated basis in accordance with GAAP equal to the sum of the following: (a) Net Income; plus (b) to the extent deducted in the calculation of Net Income: (i) Taxes, whether paid or deferred, (ii) Net Interest Expense, (iii) amortization, (iv) depreciation, (v) other non-cash charges for such period including, without limitation, goodwill, fixed asset and other intangibles impairment; provided that any cash payments made in any future period in respect of such charges shall be subtracted from EBITDA in the period when such payments are made, (vi) an amount, not to exceed $85.0 million in the aggregate over the term of this Agreement, equal to the sum of all Cash charges associated with restructuring costs incurred during the seven Fiscal Quarters following the Closing Date, (vii) an amount equal to the sum of all charges associated with integration-related expenses (but excluding any associated restructuring expenses) incurred in such period in connection with any merger or acquisition permitted under this Agreement, (viii) an amount, not to exceed $125.0 million in the aggregate over the term of this Agreement, equal to the sum of all charges associated with the repayment or redemption of the Convertible Securities or the Senior Secured Notes, (ix) accelerated recognition of pension expenses previously deferred under FAS 87/88 in connection with early termination of SCI Systems, Inc.'s "Supplemental Retirement Plan" not to exceed $20.0 million in the aggregate, and (x) to the extent that GAAP in effect from time to time requires stock based compensation or share-based payments to be expensed, any non-cash charges associated therewith, provided that, EBITDA for the Fiscal Quarters ended March 27, 2004, June 26, 2004 and October 2, 2004 shall be deemed to be $101.4 million, $113.7 million and $124.6 million, respectively.

        "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having a combined capital and surplus of at least $100.0 million; (ii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $100.0 million; provided, that, such bank is acting through a branch or agency located in the United States; (iii) a Person that is primarily engaged in the business of commercial banking and that is (a) a Subsidiary of a Lender, (b) a Subsidiary of a Person of which a Lender is a Subsidiary, or (c) a Person of which a Lender is a Subsidiary; (iv) any Lender or any Person described in clause (a)(i) of the definition of "Lender Affiliate"; (v) any Lender Affiliate not described in clause (a)(i) of the definition thereof; (vi) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies; and (vii) any other Person acceptable to the Issuing Banks and the Agent and, provided no Event of Default is continuing, Company. No Credit Party or any Affiliate thereof shall be an Eligible Assignee.

        "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

        "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

        "Environmental Indemnity Agreement" means the environmental indemnity agreement, in form and substance reasonably satisfactory to Administrative Agent, Collateral Agent and Company, executed by Company in favor of Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time.

        "Environmental Laws" means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of the environment, human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Real Estate Facility.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

        "ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary is liable under the Internal Revenue Code or ERISA.

        "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan by its due date; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any

Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

        "Eurocurrency Rate" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurocurrency Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by CUSA for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Eurocurrency Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

        "Eurocurrency Rate Loan" means a Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

        "European Economic Area" means the member nations of the European Economic Area pursuant to the Oporto Agreement on the European Economic Area dated May 2, 1992, as amended.

        "Event of Default" means each of the conditions or events set forth in Section 8.1.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

        "Excluded Debt Amount" means the amount of all proceeds from issuances by Company held in the Designated Proceeds Account from time to time.

        "Existing Letters of Credit" means each of the Letters of Credit issued by Citibank, N.A. prior to the Closing Date and listed on Schedule 1.1(B) hereto.

        "Fair Share" as defined in Section 7.2.

        "Fair Share Contribution Amount" as defined in Section 7.2.

        "Fair Share Shortfall" as defined in Section 7.2.

        "Federal Funds Effective Rate" means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

        "Financial Officer Certification" means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes in the case of interim period financial statements.

        "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien securing Indebtedness.

        "First Tier Foreign Subsidiary" means, at any date of determination, a Foreign Subsidiary in which Company or any Domestic Subsidiary (or any combination thereof) owns directly more than 50%, in the aggregate, of the Capital Stock of such Subsidiary.

        "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

        "Fiscal Year" means the fiscal year of Company and its Subsidiaries ending on the Saturday nearest September 30 of each year.

        "Fixed Charge Coverage Ratio" means, for any period and in respect of Company and its Subsidiaries on a consolidated basis, the ratio of (a) the amount equal to the sum of (i) EBITDA for the period of four consecutive Fiscal Quarters then ending less (ii) Consolidated Capital Expenditures during such four consecutive Fiscal Quarter period, to (b) the sum of (i) Interest Expense paid during such four consecutive Fiscal Quarter period excluding any interest which according to its terms is not required to be paid in cash, excluding any interest paid in respect of any notes or other securities described in clause (A)(i) of the definition of Revolving Credit Commitment until such time as the proceeds of such notes or securities are paid to satisfy in full or in part Company's Repurchase Obligation and excluding amortization amounts in respect of costs incurred in connection with the issuance of any Indebtedness permitted hereunder, (ii) Taxes paid during such four consecutive Fiscal Quarter period excluding any Taxes not paid in cash, and (iii) scheduled repayments of Senior Indebtedness (including in respect of Capital Leases but excluding any repayments in respect of Convertible Securities) due over the succeeding four Fiscal Quarters, whether or not actually paid during such period in each case for Company and its Subsidiaries for such period.

        "Flood Hazard Property" means any Real Estate Asset subject to a mortgage or deed of trust in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

        "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

        "Funding Guarantors" as defined in Section 7.2.

        "Funding Notice" means a notice substantially in the form of Exhibit A-1.

        "GAAP" means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

        "Governmental Authority" means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

        "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

        "Grantor" as defined in the Pledge and Security Agreement.

        "Guaranteed Obligations" as defined in Section 7.1.

        "Guarantor" means each Domestic Subsidiary of Company.

        "Guaranty" means the guaranty of each Guarantor set forth in Section 7.

        "Hazardous Materials" means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Real Estate Facility or to the indoor or outdoor environment.

        "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

        "Hedge Agreement" means a Commodity Agreement, Currency Agreement or Interest Rate Agreement permitted under this Agreement.

        "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

        "Historical Financial Statements" means, as of the Closing Date, the audited financial statements of Company and its Subsidiaries for the Fiscal Years ended September 28, 2002 and September 27, 2003, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Years, certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated.

        "Increased Cost Lender" as defined in Section 2.17.

        "Indebtedness", as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings;

(vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of any Indebtedness described in clauses (i) through (vi) or clause (x) of this definition; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that any Indebtedness described in clauses (i) through (vi) or clause (x) of this definition of the obligor thereof will be paid or discharged; and (ix) any liability of such Person for any Indebtedness described in clauses (i) through (vi) or clause (x) of this definition through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) net obligations of such Person in respect of any derivative transaction, including, without limitation, any Hedge Agreement, whether entered into for hedging or speculative purposes; provided that in no event shall the term "Indebtedness" include (x) any indebtedness or other obligations under any overdraft or cash management facility; provided, further that such indebtedness or other obligations are incurred in the ordinary course of business, and are repaid in full no later than the Business Day immediately following the date on which they were incurred, or (y), except as set forth in clause (iv) above, any trade payable incurred in the ordinary course or (z) any operating lease.

        "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), Other Taxes, penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and consultants for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements of Company contained in the commitment letter among Citigroup Global Markets Inc., Citicorp USA, Inc., Bank of America, N.A., Banc of America Securities LLC and the Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past, present or future activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

        "Indemnitee" as defined in Section 10.3.

        "Initial Issuing Bank" as defined in the preamble hereto.

        "Initial Mortgaged Property" as defined in Section 3.1(e)(i).

        "Insignificant Subsidiary" means a Foreign Subsidiary having assets with a book value equal to $5.0 million or less.

        "Intercompany Indebtedness" means Indebtedness (whether or not evidenced by a writing) of Company or any of its Subsidiaries payable to, as applicable, Company or any of its Subsidiaries.

        "Intercompany Note" means each promissory note (if any) executed by (a) any Credit Party evidencing Intercompany Indebtedness of such Credit Party payable to Company or any of its Subsidiaries, or (b) any Subsidiary of Company evidencing Intercompany Indebtedness of such Subsidiary payable to any Credit Party, in each case, substantially in the form of Exhibit L.

        "Interco Subordination Agreement" means the Amended and Restated Interco Subordination Agreement dated as of the date hereof among the Credit Parties, each Subsidiary that may from time to time become a payee on any Intercompany Indebtedness owed by a Credit Party, the Collateral Agent, and the Second Lien Collateral Trustee, as it may be amended, supplemented or otherwise modified from time to time.

        "Intercreditor Agreement" means the Intercreditor Agreement dated as of December 23, 2002 between LaSalle Business Credit, Inc. and the Second Lien Collateral Trustee, as it may be amended, supplemented or otherwise modified from time to time.

        "Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees, charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

        "Interest Payment Date" means with respect to (i) any Base Rate Loan, the last calendar day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and the Maturity Date; and (ii) any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

        "Interest Period" means, in connection with a Eurocurrency Rate Loan, an interest period of one-, two-, three-or six-months, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Maturity Date.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of managing the interest rate exposure or interest rate risk associated with Company's and its Subsidiaries' operations and not for speculative purposes.

        "Interest Rate Determination Date" means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

        "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

        "Inventory" means any inventory, goods or other personal property which is held by or on behalf of any Person for sale or lease or which constitute raw materials or materials used or consumed or to be used or consumed in such Person's business.

        "Investment" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person (other than Company or any Guarantor), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than Company or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

        "Issuing Bank" means the Initial Issuing Bank and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 10.6 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies Administrative Agent of its Principal Office and the amount of its Letter of Credit Commitment (which information shall be recorded by Administrative Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

        "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

        "Landlord Personal Property Collateral Access Agreement" means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Collateral Agent.

        "L/C Cash Collateral Account" means an account of Company held at Citibank, N.A., established at the request of the Administrative Agent to provide cash collateral in respect of Letters of Credit issued hereunder.

        "L/C Related Documents" has the meaning specified in Section 2.3(e)(i).

        "Lead Arranger" as defined in the preamble hereto.

        "Lender" means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

        "Lender Affiliate" means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund, any other fund which invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Lender Counterparty" means each Lender or any Affiliate of a Lender counterparty to a Secured Hedge Agreement (including any Person who is a Lender as of the Closing Date but subsequently, whether before or after entering into a Secured Hedge Agreement, ceases to be a Lender).

        "Lender Parties" as defined in the preamble hereto.

        "Letter of Credit Agreement" has the meaning specified in Section 2.3(a).

        "Letter of Credit Commitment" means, with respect to each Issuing Bank at any time, the amount set forth opposite such Issuing Bank's name on Appendix A hereto under the caption "Letter of Credit

Commitment" or, if an Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by Administrative Agent pursuant to Section 2.5(b) as such Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.2.

        "Letter of Credit Facility" means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks' Letter of Credit Commitments at such time and (b) $150.0 million, as such amount may be reduced at or prior to such time pursuant to Section 2.2.

        "Letter of Credit Liability" means, as of any date of determination, all then existing liabilities of Company to the Issuing Banks in respect of the Letters of Credit, whether such liability is contingent or fixed, and shall, in each case, consist of the sum of (i) the aggregate maximum amount (the determination of such maximum amount to assume compliance with all conditions for drawing) then available to be drawn under such Letters of Credit (including without limitation, amounts available under such Letters of Credit for which a draft has been presented but not yet honored) and (ii) the aggregate amount which has then been paid by and not been reimbursed to, the Issuing Banks under such Letters of Credit.

        "Letter of Credit Loan" means a Loan made by an Issuing Bank or any Lender pursuant to Section 2.3(c).

        "Letters of Credit" has the meaning specified in Section 2.1(a)(ii).

        "Leverage Ratio" means the ratio as of the last day of any Fiscal Quarter of (i) Indebtedness of Company and its Subsidiaries on a consolidated basis in accordance with GAAP (other than the Excluded Debt Amount) as of such day to (ii) EBITDA for the period of four consecutive Fiscal Quarters ending on such day.

        "Lien" means any lien, mortgage, pledge, assignment for security, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

        "Loan" means a Revolving Credit Loan or a Letter of Credit Loan, as the context may require.

        "Loan Exposure" means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender or, if no Loans are outstanding, the aggregate Revolving Credit Commitments of such Lender.

        "Margin Stock" has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

        "Material Adverse Effect" means a material adverse effect on (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Credit Document.

        "Material Contract" means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

        "Material Indebtedness" shall mean (a) Indebtedness in respect of the Senior Secured Notes and (b) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedge Agreements, of any Credit Party evidencing an aggregate outstanding principal amount exceeding $10.0 million. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of such Credit Party in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Credit Party would be required to pay if such Hedge Agreement were terminated at such time.

        "Material Real Estate Asset" means (i) any active fee-owned Real Estate Asset located in the United States having a fair market value in excess of $5.0 million as of the date of the acquisition thereof or on the date of this Agreement, as applicable, (ii) any fee owned Real Estate Asset located in the United States having a fair market value in excess of $5.0 million as of the date hereof and identified on Schedule 1.1(A) attached hereto in the event that such Real Estate Asset has not been sold to a third party by the first anniversary of the Closing Date, and (iii) any Real Estate Asset located in the United States that the Requisite Lenders have reasonably determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any Subsidiary thereof.

        "Maturity Date" means the earlier of (i) the third anniversary of the Closing Date, and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

        "Moody's" means Moody's Investor Services, Inc.

        "Mortgage" means a mortgage, deed of trust or deed to secure debt, as applicable, substantially in the form of Exhibit J or such other form that may be agreed to by Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time.

        "Mortgaged Properties" means each Real Estate Asset encumbered by a Mortgage.

        "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

        "NAIC" means The National Association of Insurance Commissioners, and any successor thereto.

        "Narrative Report" means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

        "Net Income" means, for any period, (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses, to the extent included in determining net income for such period.

        "Net Interest Expense" means, for any period, Interest Expense for such period minus interest income included in Net Income for such period.

        "Non-US Lender" as defined in Section 2.15(c).

        "Note" means a promissory note in the form of Exhibit B, evidencing the aggregate indebtedness of Company to such Lender resulting from the Revolving Credit Loans and Letter of Credit Loans made by such Lender, as it may be amended, supplemented or otherwise modified from time to time.

        "Notice" means a Funding Notice, a Conversion/Continuation Notice, or a Notice of Issuance.

        "Notice of Issuance" as defined in Section 2.3(a).

        "Notice of Renewal" as defined in Section 2.1(a)(ii).

        "Notice of Termination" as defined in Section 2.1(a)(ii).

        "Obligations" means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties under any Credit Document or Hedge Agreement (including, without limitation, with respect to a Hedge Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

        "Obligee Guarantor" as defined in Section 7.7.

        "OECD" means the Organization for Economic Development and Cooperation.

        "Officer's Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board (if an officer), its Chief Executive Officer, its President or one of its Vice Presidents or by its Chief Financial Officer, Vice President-Finance or its Treasurer, in each case in their official (and not individual) capacity.

        "Organizational Documents" means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such "Organizational Document" shall only be to a document of a type customarily certified by such governmental official.

        "Other Taxes" means Taxes other than (i) any Taxes described in clause (i) of Section 2.14(a), (ii) any Taxes in respect of which additional amounts are required to be paid under Section 2.15 hereof (or would be required to be paid but for the failure of the applicable Lender to comply with the requirements set forth under Section 2.15) or (iii) Taxes on overall net income.

        "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

        "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

        "Performance Level" means Performance Level 1, Performance Level 2, Performance Level 3, Performance Level 4, or Performance Level 5, as identified by reference to the Secured Bank Debt Rating or the Unsecured Bank Debt Rating, as applicable, in effect from time to time:

Performance Level	Public Debt Rating
	S&P		Moody's
	Secured Bank Debt Rating	Unsecured Bank Debt Rating	Secured Bank Debt Rating	Unsecured Bank Debt Rating
Level 1	>BBB-	>BB+	>Baa3	>Ba1
Level 2	BBB-	BB+	Baa3	Ba1
Level 3	BB+	BB	Ba1	Ba2
Level 4	BB	BB-	Ba2	Ba3
Level 5	<BB	<BB-	<Ba2	<Ba3

        "Permitted Acquisition" means any acquisition by Company or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

          (i)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

          (ii)   all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

          (iii)  in the case of the acquisition of Capital Stock in which all of the Capital Stock (except for any such Securities in the nature of directors' qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition shall be owned 100% by Company or a Guarantor, the Company shall take, or cause to be taken, promptly after the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.9 and/or 5.10, as applicable;

          (iv)  Company shall have delivered to Administrative Agent at least ten (10) Business Days prior to such proposed acquisition, all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition;

          (v)   any Person or assets or division as acquired in accordance herewith shall constitute a Permitted Business; and

          (vi)  such acquisition shall not have been preceded by a tender offer that has not been approved by the board of directors of such Person.

        "Permitted Business" means any business that is related, ancillary or complementary to the businesses of Company and its Subsidiaries on the Closing Date or any reasonable extension thereof.

        "Permitted Convertible Securities Refinancing Conditions" means, with respect to any refinancing, purchase, redemption, exchange or other principal or premium payment in respect of, as applicable, the Convertible Securities, each of the following: (a) in the case of any incurrence of Indebtedness in connection with any of the foregoing, such incurrence may occur not more than 180 days prior to, the purchase, redemption, exchange or other principal or premium payment in respect of the Convertible Securities, and the terms of any new Indebtedness issued to refinance, purchase, redeem or exchange or otherwise make principal or premium payments in respect of the Convertible Securities must (i) provide for a stated maturity of any principal payment (including any amortization payments) no earlier than 181 days after the final maturity date of the Loans, (ii) contain covenants and events of default that, taken as a whole, are no less favorable to the obligors thereon or to the Lenders than the Senior Secured Notes as in effect on the date hereof (determined in good faith by the board of directors of Company), (iii) not exceed in a principal amount the Indebtedness being refinanced and (iv) be unsecured; (b) on a pro forma basis, adjusting for such refinancing, purchase, redemption, exchange or other principal or premium payment, as applicable, the Unencumbered Cash and Available Credit must be at least $500.0 million; (c) no Default or Event of Default has occurred and is continuing or would result from such refinancing, purchase, redemption, exchange or other principal or premium payment, as applicable; and (d) no Loan shall be requested hereunder for the purpose of using the proceeds as consideration for such refinancing, purchase, redemption, exchange or other principal or premium payment.

        "Permitted Liens" means each of the Liens permitted pursuant to Section 6.2.

        "Permitted Refinancing" means refinancings and extensions (including successive refinancings and extensions) of any Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness shall not (i) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (ii) exceed in a principal amount (or if incurred with original issue discount, an aggregate issue price) the Indebtedness being renewed, extended or refinanced, plus an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related thereto, or (iii) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom.

        "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

        "Phase I Report" means, with respect to any Real Estate Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos-containing materials at such Real Estate Facility, and (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Company's, its Subsidiaries' and such Real Estate Facility's current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

        "Platform" as defined in Section 10.1(b).

        "Pledge and Security Agreement" means the Pledge and Security Agreement to be executed by Company and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

        "Principal Office" means, for Administrative Agent, such Person's "Principal Office" as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

        "Projections" as defined in Section 4.8.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any Person.

        "Pro Rata Share" means with respect to each Lender, the percentage obtained by dividing (A) an amount equal to the sum of the Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Loan Exposure of all Lenders.

        "Real Estate Asset" means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

        "Real Estate Facility" means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

        "Register" as defined in Section 2.5(b).

        "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

        "Replacement Lender" as defined in Section 2.17.

        "Repurchase Obligation" means Company's repurchase obligation on September 12, 2005 in respect of the Zero Coupon Notes.

        "Requisite Lenders" means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Loans outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, or, if no such principal amount and no Letters of Credit are outstanding at such time, Lenders holding at least a majority in interest of the aggregate of the Revolving Credit Commitments. For purposes of this definition, the aggregate principal amount of Letter of Credit Loans owing to the Issuing Banks and the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.

        "Restricted Junior Payment" means (i) any dividend or other distribution on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of stock of Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

        "Revolving Credit Revolving Credit Borrowing" means a Revolving Credit Borrowing consisting of simultaneous Revolving Credit Loans of the same Type made by the Lenders.

        "Revolving Credit Commitment" means the commitment of a Lender to make or otherwise fund a Revolving Credit Loan and "Revolving Credit Commitments" means the Revolving Credit Commitments of all Lenders in the aggregate. The amount of each Lender's Revolving Credit Commitment is set forth on Appendix A, subject to any adjustment or reduction pursuant to the terms and conditions hereof; provided, however, that notwithstanding the amounts set forth on Appendix A, (A) prior to January 31, 2005, until Company has (i) issued notes, public equity, or other securities with gross proceeds of at least $300.0 million, with no amortization or sinking fund payments or other mandatory principal payments (other than in respect of a change in control or asset sale) due prior to

181 days following the Maturity Date, and (ii) upon such issuance, either (x) coincidentally used at least $300.0 million of the net proceeds of such issuance to purchase, redeem, exchange or repay the Zero Coupon Notes to satisfy in whole or in part Company's Repurchase Obligation; provided that if the aggregate amount of such net proceeds is less than $300.0 million, Company shall use all such net proceeds for such purchase, redemption, exchange or payment, or (y) coincidentally deposited the net proceeds of such issuance in the Designated Proceeds Account, the aggregate amount of the Revolving Credit Commitments (for the purpose only of determining the maximum outstanding amount of Revolving Credit Loans and of Letters of Credit hereunder) shall be $250.0 million and (B) if the requirements set forth in (i) and (ii) above have not been satisfied by January 31, 2005, from such date until such requirements are satisfied, the aggregate amount of the Revolving Credit Commitments (for the purpose only of determining the maximum outstanding amount of Revolving Credit Loans hereunder) shall be $100.0 million, and, in each case, such Lender's Revolving Credit Commitment shall be its Pro Rata Share of such amount.

        "Revolving Credit Facility" means, at any time, the aggregate amount of the Lenders' Revolving Credit Commitments at such time.

        "Revolving Credit Loan" means a loan made by a Lender to Company pursuant to Section 2.1(a).

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation.

        "Second Lien Collateral Trustee" has the meaning assigned to that term in the Intercreditor Agreement.

        "Secured Bank Debt Rating" means, as of any date for S&P, the rating that has been most recently announced by S&P for the debt of Company evidenced by this Agreement at any time that such debt is secured and, as of any date for Moody's, the rating that has been most recently announced by Moody's for the debt of Company evidenced by this Agreement at any time that such debt is secured. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Secured Bank Debt Rating, the Applicable Margin shall be determined by reference to the available rating; (b) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin shall be based upon the higher rating; provided that if the ratings differential is (A) two levels (e.g. Performance Level 1 and Performance Level 3), the intermediate level shall be used, (B) three levels (e.g. Performance Levels 1 and 4), the higher of the two intermediate levels shall be used, and (C) four levels (e.g. Performance Levels 1 and 5), Performance Level 3 shall be used; (c) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (d) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Secured Bank Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

        "Secured Hedge Agreement" means any Hedge Agreement entered into by and between Company and any Lender Counterparty.

        "Secured Parties" has the meaning assigned to that term in the Pledge and Security Agreement.

        "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

        "Senior Indebtedness" means on any date, the outstanding principal amount of all Indebtedness of Company and its Subsidiaries (exclusive of (i) intercompany Indebtedness between Company and any of its Subsidiaries or between any Subsidiaries of Company, (ii) the Convertible Securities, (iii) the Senior Secured Notes and any Indebtedness secured on a pari passu basis with the Senior Secured Notes, (iv) any other Indebtedness that is fully subordinated to the obligations of the Credit Parties under the Credit Documents and (v) any other Indebtedness that is not secured by any assets of any Credit Party).

        "Senior Refinancing Conditions" means (a) on a pro forma basis, adjusting for such refinancing, purchase, redemption, exchange or other principal or premium payment, as applicable, the Unencumbered Cash and Available Credit must be at least $500.0 million; (b) no Default or Event of Default has occurred and is continuing or would result from such refinancing, purchase, redemption, exchange or other principal or premium payment, as applicable; and (c) no Loan shall be requested hereunder for the purpose of using the proceeds as consideration for such refinancing, purchase, redemption, exchange or other principal or premium payment.

        "Senior Secured Note Agreement" means that certain Indenture, dated as of December 23, 2002, by and among Company, as issuer, certain subsidiaries thereof as initial guarantors, and State Street Bank and Trust Company of California, N.A., as trustee, as it may be amended, supplemented or otherwise modified from time to time.

        "Senior Secured Note Documents" means the Senior Secured Notes, the Senior Secured Note Agreement, the Senior Secured Note Guarantees, and all other documents executed and delivered with respect to any of the foregoing.

        "Senior Secured Note Guarantees" means the guarantees of the guarantors pursuant to the Senior Secured Note Agreement, as each may be amended, supplemented or otherwise modified from time to time.

        "Senior Secured Notes" means Company's $750.0 million 10.375% Senior Secured Notes due 2010, issued pursuant to the Senior Secured Note Agreement, and any registered notes issued by Company in exchange for, and as contemplated by, any of the Senior Secured Notes with substantially identical terms as the Senior Secured Notes.

        "Solvency Certificate" means a Solvency Certificate of the chief financial officer of Company substantially in the form of Exhibit G-2.

        "Solvent" means, with respect to any Credit Party, that as of the date of determination both (i) (a) the sum of such Credit Party's debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party's present assets; (b) such Credit Party's capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

        "Subordinated Indebtedness" means (i) the Indebtedness evidence by the Convertible Securities, (ii) Intercompany Indebtedness of Company or any of its Subsidiaries subordinated in right of payment to the Obligations pursuant to the Interco Subordination Agreement and (iii) other subordinated Indebtedness of Company or any of its Subsidiaries. "Subordinated Indebtedness" shall in no event include any Indebtedness of Company or any of its Subsidiaries that is subordinated only due to the priority of any liens granted in relation thereto.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the former Person shall be deemed to be outstanding.

        "Syndication Agent" as defined in the recitals hereto.

        "Tax" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called (including interest and penalties thereon), by any Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, "Tax on the overall net income" of a Person shall be construed as a reference to a tax (including any franchise tax imposed in lieu of net income taxes) imposed by the jurisdiction in which that Person is organized or in which that Person's applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

        "Terminated Lender" as defined in Section 2.17.

        "Transaction Costs" means the fees, costs and expenses payable by Company or any of Company's Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

        "Type" means a Base Rate Loan or a Eurocurrency Rate Loan.

        "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

        "Unencumbered Cash and Available Credit" means Cash and Cash Equivalents of Company and its Subsidiaries that is not subject to a Lien (other than Liens in favor of Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document and Liens granted pursuant to any Senior Secured Note Document permitted hereunder) other than Cash and Cash Equivalents held in the Designated Proceeds Account from time to time, plus availability of Company and its Subsidiaries under revolving lines of credit (including this Agreement).

        "Unsecured Bank Debt Rating" means, as of any date for S&P, the rating that has been most recently announced by S&P for the debt of Company evidenced by this Agreement at any time that such debt is unsecured and, as of any date for Moody's, the rating that has been most recently announced by Moody's for the debt of Company evidenced by this Agreement at any time that such debt is unsecured. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Unsecured Bank Debt Rating, the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Unsecured Bank Debt Rating, the Applicable Margin will be set in accordance with Performance Level 5 under the definition of "Applicable Margin"; (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin shall be based upon the higher rating; provided that if the ratings differential is (A) two levels (e.g. Performance Level 1 and Performance Level 3), the intermediate level shall be used, (B) three levels (e.g. Performance Levels 1 and 4), the higher of the two intermediate levels shall be used, and (C) four levels (e.g. Performance Levels 1 and 5), Performance Level 3 shall be used; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Unsecured Bank Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

        "Unused Revolving Credit Commitment" means, with respect to any Lender at any time, (a) such Lender's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans and Letter of Credit Loans made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, and (B) the aggregate principal amount of all Letter of Credit Loans made by the Issuing Banks pursuant to Section 2.3(a) and outstanding at such time.

        "Zero Coupon Notes" means Company's Zero Coupon Convertible Subordinated Debentures due 2020.

        Section 1.2    Accounting Terms.    Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare Company's financial statements for its Fiscal Year ended September 27, 2003. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Company or the Requisite Lenders shall so request, Administrative Agent, the Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Company shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

        Section 1.3    Interpretation, Etc.    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise expressly provided herein, (a) references to agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) all references to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, rule or regulation.

SECTION 2. LOANS

        Section 2.1    Loans.    (a) (i) Revolving Credit Loans.    Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Loans to Company from time to time on any Business Day during the period from the Closing Date until the Maturity Date in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Credit Commitment, provided, that, the Lenders shall not be obligated to, and shall not, make any Loans as part of a Revolving Credit Borrowing if after giving effect to such Revolving Credit Borrowing the sum of the then outstanding aggregate amount of all Revolving Credit Borrowings and the then outstanding aggregate amount of all Letter of Credit Liability shall exceed the aggregate amount of the Commitments then in effect. Each Revolving Credit Borrowing shall be in an aggregate amount of $5.0 million or an integral multiple of $1.0 million in excess thereof; provided, that, in the case of any Revolving Credit Borrowing made for the purpose of reimbursing a drawing under any Letter of Credit, (A) the aggregate amount of such Revolving Credit Borrowing shall be not less than $1.0 million and (B) if the aggregate amount of such Revolving Credit Borrowing is less than $5.0 million, such Revolving Credit Borrowing shall consist solely of Base Rate Loans. Except as set forth in clause (B) of the preceding sentence, each Revolving Credit Borrowing shall consist of Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, Company from time to time may borrow under this Section 2.1, prepay pursuant to Section 2.6 and reborrow under this Section 2.1.

          (ii)   The Letters of Credit.    Upon the renewal date of each of the Existing Letters of Credit, such Existing Letter of Credit shall be deemed for all purposes of this Agreement to be a Letter of Credit issued and outstanding under the terms of this Agreement; provided that, at such time, the aggregate amount of the Existing Letters of Credit and the outstanding Letters of Credit issued hereunder does not exceed the amount of the Letter of Credit Facility at such time. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (the "Letters of Credit") for the account of Company or any of its Subsidiaries from time to time on any Business Day during the period from the date hereof until 30 days before the Maturity Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank's Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed the Unused Revolving Credit Commitment of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of Company or the beneficiary to require renewal) later than the earlier of 30 days before the Maturity Date and one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a "Notice of Renewal") given to the applicable Issuing Bank and Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Section 3.2 unless the applicable Issuing Bank has notified Company (with a copy to Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a "Notice of Termination"); provided that the terms of each Letter of Credit that is automatically renewable annually shall (x) require the applicable Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of

  Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than 30 days before the Maturity Date. If either a Notice of Renewal is not given by Company or a Notice of Termination is given by such Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal such Issuing Bank may in its discretion, unless instructed to the contrary by Administrative Agent or Company, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, Company may request the issuance of Letters of Credit under this Section 2.1(a)(ii), repay any Letter of Credit Loans resulting from drawings thereunder pursuant to Section 2.3(c) and request the issuance of additional Letters of Credit under this Section 2.1(a)(ii).

          (b)   Revolving Credit Borrowing Mechanics.

          (i)    Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the same Business Day as the date of a proposed Revolving Credit Borrowing comprised of Base Rate Loans, or (y) 1:00 P.M. (New York City time) on the third Business Day prior to the date of a proposed Revolving Credit Borrowing comprised of Eurocurrency Rate Loans, by Company to Administrative Agent which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a "Funding Notice") shall be by telecopier, or by telephone, confirmed immediately by telecopier, in substantially the form of Exhibit A-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing (which shall be a Business Day), (ii) Type of Loans comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing comprised of Eurocurrency Rate Loans, initial Interest Period and currency for each such Loan. Each Lender shall, before (A) 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Principal Office to Administrative Agent at Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Revolving Credit Borrowing. After Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.2, Administrative Agent will make such funds available to Company at the office where Administrative Agent's Account is maintained.

          (ii)   Anything in subsection (a) above to the contrary notwithstanding, Company may not select Eurocurrency Rate Loans for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $5.0 million or if the obligation of the Lenders to make Eurocurrency Rate Loans shall be suspended at such time pursuant to Section 2.13.

          (iii)  Each Funding Notice shall be irrevocable and binding on Company. In the case of any Revolving Credit Borrowing which the related Funding Notice specifies as to be comprised of Eurocurrency Rate Loans, Company shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Funding Notice for such Revolving Credit Borrowing the applicable conditions set forth in Section 3.2, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Revolving Credit Borrowing when such Loan, as a result of such failure, is not made on such date.

          (iv)  Unless Administrative Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to Administrative

  Agent such Lender's ratable portion of such Revolving Credit Borrowing, Administrative Agent may assume that such Lender has made such portion available to Administrative Agent on the date of such Revolving Credit Borrowing in accordance with subsection (b)(i) of this Section 2.1(b) and Administrative Agent may, in reliance upon such assumption, make available to Company on such date a corresponding amount. If and to the extent that any Lender shall not have so made such ratable portion available to Administrative Agent, such Lender agrees to pay to Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Company until the date such amount is paid to Administrative Agent, at the Federal Funds Rate; provided, however, that (i) within two Business Days after any Lender shall fail to make such ratable portion available to Administrative Agent, Administrative Agent shall notify Company of such failure and (ii) if such Lender shall not have paid such corresponding amount to Administrative Agent within two Business Days after such demand is made of such Lender by Administrative Agent, Company agrees to repay to Administrative Agent forthwith, upon demand by Administrative Agent to Company, such corresponding amount together with interest thereon, for each day from the date such amount is made available to Company until the date such amount is repaid to Administrative Agent, at the interest rate applicable at the time to Loans comprising such Revolving Credit Borrowing. If and to the extent such corresponding amount shall be paid by such Lender to Administrative Agent in accordance with this Section 2.1(b)(iv), such amount so paid shall constitute such Lender's Loan as part of such Revolving Credit Borrowing for all purposes of this Agreement.

          (v)   The failure of any Lender to make the Loan to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Revolving Credit Borrowing.

        Section 2.2    Termination/Reduction/Repayments of Commitments.    (a)    Termination/Reduction.    Company shall have the right, upon at least three Business Days' notice to Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of $5.0 million or an integral multiple of $1.0 million in excess thereof and; provided, further, that after giving effect to any such partial reduction, the total Commitments shall not be less than the sum of (i) the then outstanding aggregate amount of Loans and (ii) the greater of (x) Letter of Credit Liability or (y) aggregate amount of Letter of Credit Commitments. Once terminated, such Commitments may not be reinstated.

        (b)   Repayment.    Company shall repay to Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of the Revolving Credit Borrowings then outstanding, together with interest accrued thereon.

        Section 2.3    Issuance of and Drawings and Reimbursement Under Letters of Credit.    (a)    Request for Issuance.    Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York time) on the fourth Business Day prior to the date of the proposed issuance of such Letter of Credit, by Company to the relevant Issuing Bank, which shall give to Administrative Agent and each Lender prompt notice thereof by telecopier. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telephone, confirmed immediately in writing or telecopier, in substantially the form of Exhibit A-2 hereto, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the applicable Issuing Bank may specify to Company for use in connection with such requested Letter of Credit (such applications and agreements, a "Letter of Credit Agreement"). If (x) the requested form of such Letter of Credit is acceptable to the relevant Issuing Bank in its sole discretion and (y) it has not received notice of objection to such issuance from the Requisite Lenders, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.2, make such Letter of Credit available to Company at its office referred to in Section 10.1 or as otherwise agreed with Company in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

        (b)   Letter of Credit Reports.    Each Issuing Bank shall furnish (A) to Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (B) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (C) to Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

        (c)   Drawing and Reimbursement.    The payment by the relevant Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Loan, which shall be a Base Rate Loan, in the amount of such draft. Upon written demand by the Issuing Bank, with a copy of such demand to Administrative Agent, each Lender shall purchase from the Issuing Bank, and the Issuing Bank shall sell and assign to each such Lender, such Lender's Pro Rata Share of such outstanding Letter of Credit Loan as of the date of such purchase, by making available for the account of its Principal Office to Administrative Agent for the account of the Issuing Bank, by deposit to Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Loan to be purchased by such Lender. Promptly after receipt thereof, Administrative Agent shall transfer such funds to the Issuing Bank. Company hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Loan on (i) the Business Day on which demand therefor is made by the Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Issuing Bank to any Lender of a portion of a Letter of Credit Loan, the Issuing Bank represents and warrants to such other Lender that the Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any Liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Loan, the Loan Documents or any Loan Party. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Loan available to Administrative Agent, such Lender agrees to pay to Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to Administrative

Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Loan made by the Issuing Bank shall be reduced by such amount on such Business Day.

        (d)   Failure to Make Letter of Credit Loans.    The failure of any Lender to make the Letter of Credit Loan to be made by it on the date specified in Section 2.3(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Loan to be made by such other Lender on such date.

        (e)   Letter of Credit Obligations.    The Obligations of Company under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

          (i)    any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

          (ii)   any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of Company in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

          (iii)  the existence of any claim, set-off, defense or other right that Company may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

          (iv)  any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v)   payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

          (vi)  any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of Company in respect of the L/C Related Documents; or

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, Company or a guarantor;

  provided, however, that Company shall have a claim against any Issuing Bank and such Issuing Bank shall be liable to Company, to the extent of any direct, but not consequential, damages suffered by Company that Company proves were caused by (i) such Issuing Bank's willful misconduct, determined in a final non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under such Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a

  Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of such Letter of Credit.

        Section 2.4    Use of Proceeds.    The proceeds of the Loans and issuances of Letters of Credit shall be applied by Company for working capital and general corporate purposes. No portion of the proceeds of any Loan shall be used in any manner that causes or might cause such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

        Section 2.5    Evidence of Debt; Register; Lenders' Books and Records; Notes.    (a)    Lenders' Evidence of Debt.    Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Company's Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

        (b)   Register.    Administrative Agent, acting on behalf of Company, shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the "Register"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Company's Obligations in respect of any Loan. Company hereby designates Administrative Agent to serve as Company's agent solely for purposes of maintaining the Register as provided in this Section 2.5, and Company hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute "Indemnitees."

        (c)   Notes.    If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company's receipt of such notice) a Note or Notes to evidence such Lender's Loan.

        Section 2.6    Prepayments of Loans.    Company may, upon not less than (i) the same Business Day's notice to Administrative Agent received not later than 11:00 A.M. (New York City time) in the case of Revolving Credit Borrowings consisting of Base Rate Loans, or (ii) three Business Days' notice to Administrative Agent received not later than 1:00 P.M. (New York City time) in the case of Revolving Credit Borrowings consisting of Eurocurrency Rate Loans, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given Company shall, prepay the outstanding principal amounts of the Loans constituting part of the same Revolving Credit Borrowings in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5.0 million or an integral multiple of $1.0 million in excess thereof, and (y) in the case of any such prepayment of Eurocurrency Rate Loans, Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.13(c).

        Section 2.7    Interest on Loans.    (a)    Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

          (i)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

          (ii)   if a Eurocurrency Rate Loan, at the Eurocurrency Rate plus the Applicable Margin.

        (b)   The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurocurrency Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

        (c)   In connection with Eurocurrency Rate Loans there shall be no more than seven (7) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurocurrency Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurocurrency Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any Eurocurrency Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurocurrency Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

        (d)   Interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurocurrency Rate Loans and of fees and Letter of Credit commissions, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurocurrency Rate Loan, the date of conversion of such Eurocurrency Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurocurrency Rate Loan, the date of conversion of such Base Rate Loan to such Eurocurrency Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

        (e)   Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

        Section 2.8    Conversion/Continuation.    (a)    Company may on any Business Day, upon notice given to Administrative Agent not later than (i) 11:00 A.M. (New York City time) on the same Business Day as the date of the proposed Conversion in the case of a Conversion of Eurocurrency Rate Loans into Base Rate Loans, and (ii) 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion in the case of a Conversion of Base Rate Loans into Eurocurrency Rate Loans or of Eurocurrency Rate Loans of one Interest Period into Eurocurrency Rate Loans of another Interest Period or the continuation of Eurocurrency Rate Loans as

Eurocurrency Rate Loans with the same Interest Period, as the case may be, and subject to the provisions of Sections 2.7, and 2.13, Convert all Loans of one Type comprising the same Revolving Credit Borrowing into Loans of the other Type; provided, however, that any Conversion of any Eurocurrency Rate Loans into Base Rate Loans or into Eurocurrency Rate Loans of another Interest Period shall be made on, and only on, the last day of an Interest Period for such Eurocurrency Rate Loans. Promptly upon receipt from Company of a notice of a proposed Conversion hereunder, Administrative Agent shall give notice of such proposed Conversion to each Lender. Each such notice of a Conversion shall, within the restrictions set forth above, specify (x) the date of such Conversion (which shall be a Business Day), (y) the Loans to be Converted, and (z) if such Conversion is into Eurocurrency Rate Loans, the duration of the initial Interest Period for each such Loan. Company may Convert all Eurocurrency Rate Loans of any one Lender into Base Rate Loans of such Lender in accordance with the provisions of Section 2.13 by complying with the procedures set forth therein and in this Section 2.8 as though each reference in this Section 2.8 to Loans of any Type was to such Loans of such Lender. Each such notice of Conversion shall, subject to the provisions of Sections 2.7 and 2.13, be irrevocable and binding on Company.

        Section 2.9    Default Interest.    Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall during such period bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurocurrency Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurocurrency Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

        Section 2.10    Fees.    (a)    Commitment Fee.    Company shall pay to Administrative Agent for the account of the Lenders a commitment fee, from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Maturity Date, payable in arrears quarterly on the first Business Day of each January, April, July and October, commencing December 31, 2004, and on the Maturity Date, at the rate set forth under the heading "Commitment Fee" in the definition of "Applicable Margin", on the sum of the average daily Unused Revolving Credit Commitment of such Lender.

        (b)   Letter of Credit Fees, Etc.    (i) Company shall pay to Administrative Agent for the account of each Lender a commission, payable in arrears quarterly on the last day of each December, March, June and September, commencing December 31, 2004, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any Letter of Credit and on the Maturity Date, on such Lender's Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin in respect of Eurocurrency Rate Loans applicable from time to time in respect of the Revolving Credit Facility.

          (ii)   Company shall pay to the Issuing Bank, for its own account, an issuance fee annually for each Letter of Credit in an amount equal to 1/4% per annum of the Available Amount of such Letter of Credit on the date of issuance of such Letter of Credit, payable on such date and on each anniversary of such date, and such other commissions, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as Company and the Issuing Bank shall agree.

        (c)   Utilization Fee.    Company agrees to pay to Administrative Agent for the account of each Lender a utilization fee, accruing, during all periods from and after the date hereof when the aggregate amount of outstanding Revolving Credit Loans and Letter of Credit Liability exceeds 50% of the aggregate Commitments (without regard to any usage thereof), at the rate of 0.25% per annum on the aggregate amount of Revolving Credit Loans and Letter of Credit Liability by such Lender outstanding from time to time during such periods, payable quarterly in arrears on the first Business Day of each January, April, July and October and on the Maturity Date.

        (d)   Other Fees.    Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

        Section 2.11    General Provisions Regarding Payments.    (a)    All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at Administrative Agent's Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

        (b)   All payments in respect of the principal amount of any Loan shall include payment of accrued and unpaid interest and premium, if any is due, on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of any premium and interest before application to principal.

        (c)   Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender's applicable Pro Rata Share of all payments and prepayments of principal, premium and interest due hereunder, together with all other amounts due thereto, to the extent received by Administrative Agent.

        (d)   Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurocurrency Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

        (e)   Subject to the provisos set forth in the definition of "Interest Period", whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

        (f)    Company hereby authorizes Administrative Agent to charge Company's accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, premium, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

        (g)   Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any premium and principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

        (h)   If an Event of Default shall have occurred and not otherwise been cured or waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.

        Section 2.12    Ratable Sharing.    Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

        Section 2.13    Making or Maintaining Eurocurrency Rate Loans.    (a)    Inability to Determine Applicable Interest Rate.    In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurocurrency Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurocurrency Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurocurrency Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

        (b)   Illegality or Impracticability of Eurocurrency Rate Loans.    In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurocurrency Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any applicable law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurocurrency Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurocurrency Rate Loan then being requested by Company pursuant to a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender's obligation to maintain its outstanding Eurocurrency Rate Loans or Letter of Credit Loans, as the case may be, (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurocurrency Rate Loan then being requested by Company pursuant to a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.13(c), to rescind such Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.13(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurocurrency Rate Loans in accordance with the terms hereof.

        (c)   Compensation for Breakage or Non-Commencement of Interest Periods.    Company shall compensate each Lender, upon written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing, conversion to or continuation of any Eurocurrency Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a Conversion/Continuation Notice, as applicable, or a telephonic request for a borrowing or conversion or continuation; (ii) if any prepayment or other principal payment or any conversion of any of its Eurocurrency Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurocurrency Rate Loans is not made on any date specified in a notice of prepayment given by Company.

        (d)   Booking of Eurocurrency Rate Loans.    Any Lender may make, carry or transfer Eurocurrency Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

        (e)   Assumptions Concerning Funding of Eurocurrency Rate Loans.    Calculation of all amounts payable to a Lender under this Section 2.13 and under Section 2.14 shall be made as though such Lender had actually funded each of its relevant Eurocurrency Rate Loans through the purchase of a Eurocurrency deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of

Eurocurrency Rate in an amount equal to the amount of such Eurocurrency Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurocurrency Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.13 and under Section 2.14.

        Section 2.14    Increased Costs; Capital Adequacy.    (a)    Compensation For Increased Costs and Taxes.    Subject to the provisions of Section 2.15 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive announced, issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurocurrency Rate Loans that are reflected in the definition of Eurocurrency Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder, or agreeing to issue, issuing or maintaining Letters of Credit hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

        (b)   Capital Adequacy Adjustment.    In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans, or participations therein or the Letters of Credit issued by such Lender or other obligations hereunder with respect to the Loans or Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

        Section 2.15    Taxes; Withholding, Etc.    (a)    Payments to Be Free and Clear.    All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

        (b)   Withholding of Taxes.    If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

        (c)   Evidence of Exemption From U.S. Withholding Tax.    Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a "Non-US Lender") shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.15(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.15(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the first or second sentences of this Section 2.15(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.15(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.15(c) shall relieve Company of its obligation to pay any additional amounts pursuant to Section 2.14(a) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

        Section 2.16    Obligation to Mitigate.    Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.13, 2.14 or 2.15, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.13, 2.14 or 2.15 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.16 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

        Section 2.17    Removal or Replacement of a Lender.    Anything contained herein to the contrary notwithstanding, in the event that: (a) any Lender (an "Increased-Cost Lender") shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.13, 2.14 or 2.15, or pursuant to Section 2.13(b) is unable to make Eurocurrency Rate Loans, the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five (5) Business Days after Company's request for such withdrawal; (b) any Lender is a Defaulting Lender; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a "Non-Consenting Lender") whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the "Terminated Lender"), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a "Replacement Lender") in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender (and, other than as specified in clause (2) below, no premium shall be payable in connection therewith); (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.13(c), 2.14 or 2.15 or otherwise and Company shall reimburse the Terminated Lender for any fees paid by such Terminated Lender pursuant to Section 10.6 and in connection with the assignment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a "Lender" for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 3. CONDITIONS PRECEDENT

        Section 3.1    Closing Date.    The effectiveness of this Agreement on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before November 15, 2004:

        (a)   Credit Documents.    Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

        (b)   Organizational Documents; Incumbency.    Administrative Agent shall have received (i) sufficient copies of each Organizational Document and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Credit Party, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party's jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

        (c)   Organizational and Capital Structure.    The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth in Schedule 4.1 of the Disclosure Letter.

        (d)   Governmental Authorizations and Consents.    Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Syndication Agent and Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

        (e)   Real Estate Assets.    In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, except as agreed to and specified in Section 5.10, Company and each applicable Guarantor shall deliver to Collateral Agent:

          (i)    fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(e) (each, an "Initial Mortgaged Property");

          (ii)   an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which an Initial Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

          (iii)  (A) mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Initial Mortgaged Property (each, a "Title Policy"), in amounts not less than the fair market value of each

  Initial Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Initial Mortgaged Property in the appropriate real estate records; and

          (iv)  evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent.

        (f)    Personal Property Collateral.    In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

          (i)    evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

          (ii)   (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

          (iii)  opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

          (iv)  evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

        (g)   Environmental Reports.    Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to the Real Estate Facilities, which reports may (at the option of Administrative Agent) include a Phase I Report for each of the Real Estate Facilities specified by Administrative Agent.

        (h)   Evidence of Insurance.    Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that Collateral Agent, for the benefit of Lenders has been named as additional insured and loss payee thereunder to the extent required under Section 5.5.

        (i)    Opinions of Counsel to Credit Parties.    Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of counsel for Credit Parties, in the form of Exhibit D-1 and as to such other matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

        (j)    Fees.    Company shall have paid to Administrative Agent, Collateral Agent and Joint Lead Arrangers, all fees payable on the Closing Date.

        (k)   Solvency Certificate.    On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Company in form, scope and substance satisfactory to Administrative Agent demonstrating that Company and its Subsidiaries are Solvent.

        (l)    Closing Date Certificate.    Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

        (m)  Credit Rating.    The credit facilities provided for under this Agreement shall have been assigned a credit rating by each of S&P and Moody's.

        (n)   No Litigation.    There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent materially impairs any of the transactions contemplated by the Credit Documents, or that could have a Material Adverse Effect.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

        Section 3.2    Conditions to Each Loan or Issuance or Renewal.    The obligation of each Lender to make any Loan or of the Issuing Banks to issue or renew any Letter of Credit on any Credit Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

        (a)   Administrative Agent shall have received a fully executed and delivered Funding Notice or Notice of Issuance;

        (b)   as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

        (c)   as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Loan or the issuance or renewal of the applicable Letter of Credit that would constitute an Event of Default or a Default.

Any Agent or Requisite Lenders or Issuing Bank, as applicable, shall be entitled, but not obligated to, request and receive, prior to the making of any Loan or issuing or renewing any Letter of Credit, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lenders or Issuing Bank, such request is warranted under the circumstances.

SECTION 4. REPRESENTATIONS AND WARRANTIES

        In order to induce Lender Parties to enter into this Agreement and to make each Loan to be made thereby and to issue each Letter of Credit hereunder, each Credit Party represents and warrants to each Lender Party that the following statements are true and correct:

        Section 4.1    Organization; Requisite Power and Authority; Qualification.    Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (which is, as of the Closing Date, identified in Schedule 4.1 of the Disclosure Letter), (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. Set forth on Schedule 4.1 of the Disclosure Letter is a complete and accurate list of Company and all of its Subsidiaries, showing as of the date hereof (as to each such entity) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any Foreign Subsidiary that does not have a U.S. taxpayer identification number, its unique identification number issued to it by its jurisdiction of incorporation. As of the date hereof, the copy of the charter of each Credit Party and each amendment thereto provided pursuant to Section 3.1 is a true and correct copy of each such document, each of which is valid and in full force and effect.

        Section 4.2    Capital Stock and Ownership.    The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth in Schedule 4.2 of the Disclosure Letter, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any of Company's Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by any of Company's Subsidiaries of any additional membership interests or other Capital Stock of any of Company's Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any of Company's Subsidiaries. Schedule 4.2 of the Disclosure Letter correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date and indicates which Subsidiaries are First Tier Foreign Subsidiaries.

        Section 4.3    Due Authorization.    The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

        Section 4.4    No Conflict.    The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

        Section 4.5    Governmental Consents.    The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for those previously obtained and filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date and any filings and/or recordations required in connection with the pledge of First Tier Foreign Subsidiaries to be made in accordance with the Pledge and Security Agreement.

        Section 4.6    Binding Obligation.    Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

        Section 4.7    Historical Financial Statements.    The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of Company and its Subsidiaries as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of Company and its Subsidiaries for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes in the case of interim period financial statements. As of the Closing Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.

        Section 4.8    Projections.    On and as of the Closing Date, the Projections of Company and its Subsidiaries for the period Fiscal Year 2005 through and including Fiscal Year 2007 (the "Projections") are based on good faith estimates and assumptions made by the management of Company; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Company believed that the Projections were reasonable and attainable.

        Section 4.9    No Material Adverse Change.    Since September 27, 2003, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

        Section 4.10    No Restricted Junior Payments.    Since September 27, 2003 neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.

        Section 4.11    Adverse Proceedings, Etc.    There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a material impairment of the value of the Mortgaged Properties taken as a whole, or (b) is subject to or in default with respect to any applicable final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        Section 4.12    Payment of Taxes.    Except as otherwise permitted under Section 5.3, all Tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes required to be paid by Company and its Subsidiaries and all assessments, fees and other governmental charges imposed upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises have been paid when due and payable. There are no proposed Tax assessments against Company or any of its Subsidiaries which are not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings (unless Company or its applicable Subsidiary intends to pay such assessment and the liability in respect of such assessment has been fully reserved for in conformity with GAAP); provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

        Section 4.13    Properties.    (a)    Title.    Each of Company and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement and except for Permitted Liens, all such properties and assets are free and clear of Liens.

        (b)   Real Estate.    As of the Closing Date, Schedule 4.13(b) of the Disclosure Letter contains a true, accurate and complete list of all Real Estate Assets. Each lease, sublease and assignment of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) to which any Credit Party is party with respect to such Real Estate Assets, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment, is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

        (c)   Environmental Matters.    Except as set forth in Schedule 4.13(c)(i) of the Disclosure Letter, neither Company nor any of its Subsidiaries nor any of their respective Real Estate Assets or operations are subject to any outstanding order, consent decree or settlement agreement with any Person relating to any Environmental Law or any Environmental Claim that could reasonably be expected to result in liability for Company or its Subsidiaries. Neither Company nor any of its Subsidiaries nor any of their respective Real Estate Assets or operations are subject to any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect or (ii), except as set forth in Schedule 4.13(c)(ii) of the Disclosure Letter, result in a material impairment of the value of the Mortgaged Properties taken as a whole. Except as set forth in Schedule 4.13(c)(iii) of the Disclosure Letter, neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that could reasonably be expected to result in liability for Company or any of its Subsidiaries. There are and, to each of Company's and its Subsidiaries' knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect or (ii), except as set forth in Schedule 4.13(c)(iv) of the Disclosure Letter, result in a material impairment of the value of the Mortgaged Properties taken as a whole. Company and its Subsidiaries are not subject to any Environmental Laws requiring the performance of site assessments for Hazardous Materials, or the removal or remediation of Hazardous Materials, or the giving of notice to any governmental agency or the recording or delivery to other persons or an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to, individually or in the aggregate, (i) have a Material Adverse Effect or (ii), except as set in Schedule 4.13(c)(v) of the Disclosure Letter, result in a material impairment of the value of the Mortgaged Properties taken as a whole. No event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate (i) has had, or could reasonably be expected to have, a Material Adverse Effect or (ii), except as set forth in Schedule 4.13(c)(vi) of the Disclosure Letter, that could result in a material impairment of the value of the Mortgaged Properties taken as a whole.

        Section 4.14    No Defaults.    Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

        Section 4.15    Material Contracts.    Schedule 4.15 of the Disclosure Letter contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder, except where the consequences of such defaults could not reasonably be expected to have a Material Adverse Effect.

        Section 4.16    Governmental Regulation.    Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

        Section 4.17    Margin Stock.    Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

        Section 4.18    Employee Matters.    Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or, to the best knowledge of

Company, threatened against any of them, (b) no strike or work stoppage in existence or, to the best knowledge of Company, threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

        Section 4.19    Employee Benefit Plans.    Company, each of its Subsidiaries and each of their respective ERISA Affiliates (a) are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) have performed in all material respects all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination or opinion letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to Company's knowledge, nothing has occurred subsequent to the issuance of such determination or opinion letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments) has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates. No liability to the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.19 to the Disclosure Letter and to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Company, any of its Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan except as could not reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all such Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each such Multiemployer Plan and are not in material "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

        Section 4.20    Certain Fees.    No broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

        Section 4.21    Solvency.    Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

        Section 4.22    Compliance with Statutes, Etc.    Each of Company and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or result in a material impairment of the value of the Mortgaged Properties taken as a whole.

        Section 4.23    Disclosure.    No statement, information, report, certification, representation or warranty made by Company or any of its Subsidiaries or any Authorized Officer of Company or any of its Subsidiaries contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken together with Company's filings with the Securities and Exchange Commission, contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results (it being understood that forecasts and projections by their nature involve approximations and uncertainties). There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein, in Company's filings with the Securities and Exchange Commission or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

        Section 4.24    Senior Indebtedness.    Company has taken all actions necessary for the Obligations to constitute "Senior Indebtedness" and "Designated Senior Indebtedness" for the purposes of and as defined in each indenture governing Subordinated Indebtedness.

SECTION 5. AFFIRMATIVE COVENANTS

        Each Credit Party covenants and agrees that until the termination of all Commitments and payment in full of all Obligations (other than inchoate indemnity obligations), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

        Section 5.1    Financial Statements and Other Reports.    Company will deliver to Administrative Agent and (except as otherwise specifically provided below) Lender Parties (and additionally, in the case of Sections 5.1(k) and 5.1(l) to Collateral Agent):

        (a)   Quarterly Financial Statements.    As soon as available, and in any event within forty five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification (which requirement shall be satisfied by the certification provided in Exhibit 31 to Company's Quarterly Report on Form 10-Q) and a Narrative Report (which requirements shall be satisfied by the Management's Discussion and Analysis in Company's Quarterly Report on Form 10-Q for the Fiscal Quarter then ended) with respect thereto;

        (b)   Annual Financial Statements.    As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification (which requirement shall be satisfied by the certification provided in Exhibit 31 to Company's Annual Report on Form 10-K) and a Narrative Report (which requirements shall be satisfied by the Management's Discussion and Analysis in Company's Annual Report on Form 10-K for the Fiscal Year then ended) with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards in the United States) together with a written statement by such independent certified public accountants stating that, in connection with their audit, nothing has come to their attention which would cause them to believe that Company was not in compliance with the terms of Section 6.7 of this Agreement, and, if such a condition or event has come to their attention, specifying the nature thereof;

        (c)   Compliance Certificate.    Within five (5) days after each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), deliver to Administrative Agent a duly executed and completed Compliance Certificate;

        (d)   Statements of Reconciliation after Change in Accounting Principles.    If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more a statements of reconciliation (with respect to those items relevant to calculating the covenants in Section 6.7) for all such prior financial statements in form and substance satisfactory to Administrative Agent;

        (e)   Notice of Default.    Promptly upon any Authorized Officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

        (f)    Notice of Litigation.    Promptly upon any Authorized Officer of Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters (subject to the preservation of attorney-client privileges and other applicable privileges);

        (g)   ERISA.    Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability of Company and its Subsidiaries in an aggregate amount exceeding $10.0 million, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

        (h)   Insurance Report.    As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

        (i)    Environmental Reports and Audits.    As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Real Estate Facility or which relate to any environmental liabilities of Company or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

        (j)    Opinions to Second Lien Collateral Trustee.    As soon as practicable following receipt thereof, an executed copy of each opinion of counsel issued to the Second Lien Collateral Trustee pursuant to the terms of the Senior Secured Notes Documents;

        (k)   Information Regarding Collateral.    Company will furnish to Collateral Agent written notice of changes required pursuant to the terms of the Pledge and Security Agreement at the times prescribed therefor in the applicable provisions of the Pledge and Security Agreement; and

        (l)    Other Information.    (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, and (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (ii) promptly after it becomes available, a copy of Company's Phase III restructuring plan, and (iii) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender Party.

        Section 5.2    Existence.    Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to such Person or to Lender Parties.

        Section 5.3    Payment of Taxes and Claims.    Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Company or any of its Subsidiaries).

        Section 5.4    Maintenance of Properties.    Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

        Section 5.5    Insurance.    Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each property insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders, as the loss payee thereunder and provides for at least thirty (30) days' prior written notice to Collateral Agent of any cancellation of such policy. Company shall provide at least thirty (30) days' prior written notice to Collateral Agent of any material modification of each such policy requested or made by Company or any of its Subsidiaries. Company shall provide written notice to Collateral Agent of any material modification of each such policy not requested or made by Company or any of its Subsidiaries promptly upon its receipt of notice thereof. So long as no Default or Event of Default has occurred and is continuing, Company shall be entitled to collect and use (in compliance with this Agreement and the other Credit Documents) all proceeds of any insurance policy insuring against any loss of title with respect to any property of Company or any of its Subsidiaries or any loss of or damage to or destruction of, any such property and any condemnation awards and payments for deeds in lieu of condemnation.

        Section 5.6    Inspections; Maintaining Books and Records.    Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. Notwithstanding anything to the contrary in this Section 5.6, while no Event of Default exists, no Credit Party will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Collateral Agent (or its designated representative) is then prohibited by Law or any agreement binding on such Credit Party or any of its Subsidiaries or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product. Each Credit Party will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which entries correct and accurate in all material respects and sufficient to prepare financial statements in accordance with GAAP shall be made.

        Section 5.7    Compliance with Laws.    Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws, the Patriot Act and all other laws and regulations relating to money laundering and terrorist activities), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except where compliance is being contested in good faith and a bona fide dispute exists with respect thereto.

        Section 5.8    Environmental.    (a)    Environmental Disclosure.    Company will deliver to Administrative Agent and Lender Parties:

          (i)    promptly upon request, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Real Estate Asset or with respect to any significant Environmental Claim;

          (ii)   promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release that could constitute a violation of Environmental Laws that could reasonably be expected to result in enforcement or corrective action, or that is above applicable thresholds for corrective or remedial action, for which penalties or fines could reasonably be expected to exceed $100,000 in any one instance, or corrective action could reasonably be expected to exceed $1.0 million and, (B) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or a material impairment of the value of the Mortgaged Properties taken as a whole, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or in a material impairment of the value of the Mortgaged Properties taken as a whole, and (C) Company's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Estate Asset that could cause such Real Estate Asset or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

          (iii)  as soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or in a material impairment of the value of the Mortgaged Properties taken as a whole, (B) any Release that could constitute a violation of Environmental Laws that could reasonably be expected to result in enforcement or corrective action, or that is above applicable thresholds for corrective or remedial action, for which penalties or fines could reasonably be expected to exceed $100,000 in any one instance, or corrective action could reasonably be expected to exceed $1.0 million, and (C) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Release of Hazardous Material that could constitute a violation of

  Environmental Law or that is above applicable thresholds for corrective or remedial action, any violation or alleged violation of Environmental Laws or any remedial or other corrective action pursuant to Environmental Laws, for which penalties or fines could reasonably be expected to exceed $100,000 in any one instance, or corrective action could reasonably be expected to exceed $1.0 million;

          (iv)  prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that could result in a material impairment of the value of the Mortgaged Properties taken as a whole or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

          (v)   with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Collateral Agent in relation to any matters disclosed pursuant to this Section 5.8.

        (b)   Hazardous Materials Activities, Etc.    Company shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in a material impairment of the value of the Mortgaged Properties taken as a whole, and (ii) make an appropriate response to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in a material impairment of the value of the Mortgaged Properties taken as a whole.

        (c)   Nothing in this Agreement is intended, or shall be deemed, to relieve Company of its obligations under Environmental Laws, or to condone or encourage any disregard of such obligations. Company shall retain all responsibility for compliance with Environmental Laws, including proper management of all Hazardous Materials. Nothing herein shall, or shall be construed in any manner to, subject any Agent, any Lender Party or any other Indemnitee to liability under any Environmental Laws as an owner, operator or other liable party for the environmental compliance or conditions or contamination at or from or with respect to in any manner, the Mortgaged Properties, and no act by the Collateral Agent shall be deemed or construed as outside or not protected by any secured party safe harbor protections under any Environmental Laws or otherwise be considered as participation by any Agent, any Lender Party or any other Indemnitee in the management of the Mortgaged Properties or as an owner or operator of the Mortgaged Properties.

        Section 5.9    Subsidiaries.    In the event that any Person becomes a Domestic Subsidiary (other than a Domestic Subsidiary created for purposes of a Permitted Acquisition until the time of the closing of such transaction and for so long as it has only nominal assets) of Company, Company shall (a) promptly cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(f), 3.1(g) and 3.1(i). Subject to the terms of the Pledge and Security Agreement, in the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(f)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in such ownership interests. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in the Disclosure Letter pursuant to Section 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement the Disclosure Letter for all purposes hereof.

        Section 5.10    Real Estate Assets.    Notwithstanding anything to the contrary in Section 3.1(e) hereof, Company or the applicable Guarantor shall deliver all items required pursuant to Section 3.1(e) hereof with respect to those properties set forth on Schedule 5.10 no later than 30 days after the Closing Date or such longer period as may be agreed to by the Administrative Agent in its sole discretion. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall (i) take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(e), 3.1(f) and 3.1(g) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets; and (ii) update Schedule 4.14 to the Disclosure Letter with respect to any such Material Real Estate Asset; provided however, that such Credit Party shall only be entitled to update as to matters that may constitute a material impairment to the value of that Material Real Estate Asset, and shall not be entitled to add matters that would have a Material Adverse Effect. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by applicable law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

        Section 5.11    Further Assurances.    At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Credit Parties and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries). Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, Administrative Agent and Collateral Agent shall have the right to require any Credit Party to execute and deliver documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Administrative Agent as Administrative Agent shall deem necessary to grant to Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on such assets and properties not otherwise required hereunder, except to the extent such requirements are illegal under applicable law, and no reasonable alternative structure can be devised having substantially the same effect as such actions that would not be illegal under applicable law.

        Section 5.12    Senior Indebtedness.    The Obligations are hereby designated as "Senior Indebtedness", "Designated Senior Indebtedness", "Guarantor Senior Indebtedness" and "Designated Guarantor Senior Indebtedness" for the purposes of and as defined in each indenture governing Subordinated Indebtedness. Company shall take all additional actions that may be necessary for the Obligations to continue at all times to constitute "Senior Indebtedness", "Designated Senior Indebtedness", "Guarantor Senior Indebtedness" and "Designated Guarantor Senior Indebtedness" (to the extent applicable) under all Subordinated Indebtedness and otherwise be entitled to all the benefits of any Senior Indebtedness under all Subordinated Indebtedness.

        Section 5.13    Reestablishment of Security.    If, from time to time following any release of all of the Collateral by the Collateral Agent pursuant to Section 9.8(b), the long-term unsecured non credit enhanced debt of the Company shall be rated less than BB (stable) by Standard & Poor's or Ba2 (stable) by Moody's, Company shall, and shall cause the other Credit Parties to, within 30 days (or 90 days in the case of actions with respect to the pledge of First Tier Foreign Subsidiaries) following such decline in ratings (or such longer period as the Administrative Agent may agree, in its sole discretion), execute and deliver such documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Administrative Agent and take such other actions, in each case, as Administrative Agent shall deem necessary to grant to Collateral Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on all assets and properties that would at that time comprise the Collateral if the Collateral Documents were still in effect.

SECTION 6. NEGATIVE COVENANTS

        Each Credit Party covenants and agrees that, until the termination of all Commitments and payment in full of all Obligations (other than inchoate indemnity obligations), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

        Section 6.1    Indebtedness.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

        (a)   the Obligations;

        (b)   (i) Intercompany Indebtedness of any Credit Party payable to Company or any of its Subsidiaries or Intercompany Indebtedness of any Subsidiary of Company payable to any Credit Party, provided that, simultaneously with the incurrence of such Indebtedness Company shall cause (A) all such Intercompany Indebtedness to be unsecured and subject to a perfected First Priority Lien pursuant to the Pledge and Security Agreement (other than any Intercompany Indebtedness payable to a Subsidiary of Company that is not a Credit Party), and (B) all such Intercompany Indebtedness of any Credit Party to be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Interco Subordination Agreement; provided further, that no such Intercompany Indebtedness shall be evidenced by any note or other instrument unless such note is substantially in the form of Exhibit L and (except with respect to any such note payable to a Subsidiary of Company that is not a Credit Party) the payee thereunder shall immediately endorse and deliver the same to Collateral Agent; and (ii) Indebtedness of any Foreign Subsidiary payable to any other Foreign Subsidiary;

        (c)   Indebtedness with respect to (i) the Convertible Securities and any Permitted Refinancings thereof, (ii) the Senior Secured Notes in an aggregate principal amount not to exceed at any time outstanding $750.0 million and any Permitted Refinancings thereof and (iii) Indebtedness described in clause (A) of the definition of Revolving Credit Commitment and any Permitted Refinancings thereof.

        (d)   Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries;

        (e)   Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

        (f)    guaranties in the ordinary course of business of the obligations owed to or of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

        (g)   (i) guaranties by Company of Indebtedness of a Guarantor or guaranties by a Subsidiary of Company of Indebtedness of Company or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1, and (ii) guaranties by Company or a Guarantor of Indebtedness of Foreign Subsidiaries, which Indebtedness of Foreign Subsidiaries exists on the Closing Date and is listed in Schedule 6.1 of the Disclosure Letter;

        (h)   Indebtedness (other than the Indebtedness with respect to Convertible Securities) existing on the Closing Date described in Schedule 6.1 of the Disclosure Letter (or other non-material Indebtedness of Company and its Subsidiaries existing on the Closing Date and not described in the Disclosure Letter in an aggregate principal amount not to exceed at any time $5.0 million), but not any extensions, renewals or replacements of such Indebtedness except Permitted Refinancings of any such Indebtedness;

        (i)    Indebtedness with respect to Capital Leases entered into after the Closing Date in an aggregate principal amount not to exceed at any time outstanding $75.0 million plus any amount permitted by and not utilized pursuant to Section 6.1(j), but in no event shall the aggregate outstanding principal amount of Indebtedness under this Section 6.1(i) and Section 6.1(j) below exceed at any time $150.0 million;

        (j)    purchase money Indebtedness in an aggregate principal amount not to exceed at any time outstanding $75.0 million plus any amount permitted by and not utilized pursuant to Section 6.1(i), but in no event shall the aggregate outstanding principal amount of Indebtedness under this Section 6.1(j) and Section 6.1(i) above exceed at any time $150.0 million; provided, any such Indebtedness (i) shall be secured only by the asset (and any accession, addition or improvement thereto, any replacement thereof and the proceeds thereof) acquired in connection with the incurrence of such Indebtedness and customary cash security deposits, and (ii) shall not exceed 100.0% of the aggregate consideration paid with respect to such asset;

        (k)   non-recourse (other than certain limited, customary provisions for recourse) Indebtedness secured by the Corporate Head Office Campus in a principal amount not to exceed the greater of (a) $50.0 million and (b) the fair market value of the Corporate Head Office Campus;

        (l)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed at any time 7.5% of Consolidated Tangible Foreign Assets;

        (m)  Indebtedness under Hedge Agreements entered into from time to time by Company or any of its Subsidiaries in accordance with Section 6.6(j) and Secured Hedge Agreements;

        (n)   the Existing Letters of Credit;

        (o)   reimbursement obligations in respect of letters of credit, bank guarantees and banker's acceptances in an aggregate face amount not to exceed $10.0 million at any time;

        (p)   Indebtedness of a Subsidiary outstanding on the date such Subsidiary was acquired by Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from a Person (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of Company or was otherwise acquired by Company); provided that the aggregate principal amount (or accreted value, as applicable) of all such Indebtedness incurred pursuant to this clause (p) at any time outstanding shall not exceed $50.0 million;

        (q)   customary indemnification obligations pursuant to factoring or similar arrangements permitted under Section 6.8(d) hereof; and

        (r)   other unsecured Indebtedness of Company and its Subsidiaries in an aggregate principal amount not to exceed at any time $100.0 million.

        Section 6.2    Liens.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

        (a)   Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

        (b)   Liens for Taxes not yet due and payable, or if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and the existence of such Lien would not violate Section 5.3 hereof;

        (c)   statutory, common law or contractual Liens of landlords, creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of ten days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

        (d)   Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, contracts for the purchase of property, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

        (e)   easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and are not reasonably expected to interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

        (f)    any interest or title of a lessor or sublessor under any lease of real estate not prohibited hereby;

        (g)   Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

        (h)   purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

        (i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

        (j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

        (k)   licenses or sublicenses of patents, trademarks, copyrights and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

        (l)    Liens described in Schedule 6.2 of the Disclosure Letter (or other non-material Liens of Company and its Subsidiaries existing on the Closing Date and not described in the Disclosure Letter in an aggregate principal amount not to exceed at any time $2.0 million) or on a title report in form and substance reasonably satisfactory to Collateral Agent and delivered pursuant to Section 3.1(e)(iii) or Section 5.10 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby constitutes a Permitted Refinancing;

        (m)  Liens securing Indebtedness permitted pursuant to Section 6.1(i) or 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and any accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof and customary cash security deposits;

        (n)   Liens securing Indebtedness permitted pursuant to Section 6.1(k); provided, any such Lien shall encumber only the Corporate Head Office Campus and such other property relating to the Corporate Head Office Campus as is normally described in a mortgage or deed of trust and, in connection with the incurrence of such Indebtedness, Collateral Agent shall (upon the request of Company) release its Liens encumbering the Corporate Head Office Campus;

        (o)   Liens encumbering assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 6.1(l) or other obligations not prohibited hereby in an aggregate amount not to exceed at any time 5.0% of Consolidated Tangible Foreign Assets;

        (p)   Liens securing Indebtedness with respect to the Senior Secured Notes permitted pursuant to Section 6.1(c)(ii) on (except as otherwise permitted under any Credit Document and so long as such Liens are at all times subject to the terms of the Intercreditor Agreement) assets subject to the Lien in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

        (q)   Liens consisting of pledges of cash collateral (i) to secure the Existing Letters of Credit, and (ii) to secure letters of credit, bank guarantees and banker's acceptances in an aggregate amount not to exceed $10.0 million to the extent permitted hereunder;

        (r)   Liens consisting of pledges of cash collateral to secure Hedge Agreements entered into with any Lender or any Affiliate of any Lender (other than Secured Hedge Agreements) in an aggregate amount not to exceed $100.0 million to the extent permitted hereunder;

        (s)   Liens on Property at the time Company or any Subsidiary acquired such Property in a transaction permitted by Section 6.8, including any acquisition by means of a merger, amalgamation or consolidation with or into Company or any Subsidiary; provided, however, that such Lien may not extend to any other Property of Company or any Subsidiary; provided further that such Liens shall not have been created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by Company or any Subsidiary;

        (t)    Liens on the Property of a Person existing at the time such Person becomes a Subsidiary of Company in a transaction permitted by Section 6.8; provided, however that any such Lien may not extend to any other Property of Company or any other Subsidiary that is not a direct Subsidiary of such Person; provided further that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of Company;

        (u)   Liens securing judgments, writs, warrants or similar processes not constituting an Event of Default under Section 8.1(h);

        (v)   Liens on specific items of inventory or other goods and the proceeds thereof securing such Person's obligations in respect of bankers' acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

        (w)  Liens arising under consignment or similar arrangements for the sale of goods in the ordinary course of business;

        (x)   Liens on insurance proceeds securing the payment of financed insurance premiums;

        (y)   Liens (and any renewals or extensions thereof, provided that the property covered thereby is not increased) encumbering assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries, which Indebtedness exists on the Closing Date and is listed in Schedule 6.1 of the Disclosure Letter (and any renewals or extensions thereof constituting Permitted Refinancings, provided that the property covered thereby is not increased);

        (z)   leases or subleases granted to others in the ordinary course of business which do not interfere in any material respect with the business operations of Company and its Subsidiaries taken as a whole;

        (aa) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted by Section 6.1 is issued;

        (bb) other Liens on assets (including the Collateral), securing Indebtedness or other obligations not prohibited hereunder in an aggregate amount not to exceed $25.0 million at any time outstanding; provided that the collateral agent or other representative of the holders of such Indebtedness or other obligations have entered into a joinder to the Intercreditor Agreement substantially in the form attached hereto as Exhibit O (and Collateral Agent is hereby authorized to enter into and perform under any such joinders, amendments, modifications, supplements and restatements of the Credit Documents to effect the foregoing); and

        (cc) other Liens on assets, other than the Collateral, securing Indebtedness or other obligations in an aggregate amount not to exceed $10.0 million at any time outstanding.

        Section 6.3    No Further Negative Pledges.    Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale or other sale or disposition of property not constituting an Asset Sale and permitted hereunder; (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (c) restrictions imposed by the Senior Secured Note Documents; (d) restrictions and conditions applicable to any Subsidiary acquired after the date hereof if such restrictions and conditions existed at the time such Subsidiary was acquired, were not created in anticipation of such acquisition and apply solely to such acquired Subsidiary; (e) restrictions contained in any agreements evidencing Indebtedness permitted by Section 6.1(l) and applying solely to such Subsidiary and its Subsidiaries; (f) restrictions disclosed in Schedule 6.3 of the Disclosure Letter; and (g) restrictions in agreements entered into in connection with the incurrence of Permitted Liens, to the extent they condition, prohibit or limit the ability of the Agents or the Lenders from obtaining a Lien on the property, rights and assets subject to such Permitted Lien, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

        Section 6.4    Restricted Junior Payments.    No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, declare, order, pay, make or set apart, any sum for any Restricted Junior Payment other than:

        (a)   Company may make regularly scheduled payments of interest and payments of principal and accreted value as regularly scheduled, at scheduled maturity or upon mandatory redemption (including accrued interest) in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued;

        (b)   so long as no Default or Event of Default has occurred and is continuing or would result therefrom, repurchases of common stock of Company in an amount not to exceed the lesser of (i) $35.0 million in the aggregate over the term of this Agreement or (ii) the greater of (A) $10.0 million and (B) 50% of the aggregate amount of Net Income accrued during the period (treated as one accounting period) from the beginning of the Fiscal Quarter during which the Closing Date occurs to the end of the most recent Fiscal Quarter for which financial statements have been made publicly available at the time of such repurchase;

        (c)   acquisitions of Capital Stock of Company in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

        (d)   purchases of fractional shares of the Capital Stock of Company arising out of stock dividends, splits or combinations or business combinations;

        (e)   Company may honor any conversion request by a holder of any Convertible Indebtedness of Company or any of its Subsidiaries and make cash payments in lieu of fractional shares in connection with any conversion of any Convertible Indebtedness;

        (f)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, purchase, repurchase, redeem, defease, acquire or retire for value (i) Capital Stock of Company or any of its Subsidiaries from any officer, director, employee or consultant of Company or its Subsidiaries in an aggregate amount not to exceed $5.0 million during any year and (ii) any non-cash rights distributed in connection with any stockholder rights plan;

        (g)   make any payment on or with respect to, or repurchase, redeem, defease or acquire or retire for value, any Convertible Indebtedness of Company in connection with (i) an optional redemption of such Convertible Indebtedness pursuant to the terms thereof; provided that the current market price per share of Company's common stock (calculated based upon the average closing price as reported on the Nasdaq National Market) (or any national securities exchange on which such common stock is listed) for the 30-trading day period immediately preceding the date any notice of redemption is sent or published) into which such Convertible Indebtedness is convertible equals or exceeds 150% of the conversion price in effect for such Convertible Indebtedness on the date of such notice; and (ii) the payment by Company of cash in lieu of fractional shares deliverable upon conversion of any Convertible Indebtedness in compliance with the terms of the instruments governing such Convertible Indebtedness;

        (h)   so long as the Permitted Convertible Securities Refinancing Conditions are satisfied, voluntarily purchase or voluntarily redeem the Convertible Securities with, or voluntarily exchange the

Convertible Securities for, or otherwise make any voluntary principal or premium payment in respect of Convertible Securities with, any combination of securities and cash;

        (i)    make payments not in violation of the Interco Subordination Agreement in respect of Intercompany Indebtedness permitted by Section 6.1(b);

        (j)    transactions disclosed in Schedule 6.4 of the Disclosure Letter;

        (k)   in connection with any Permitted Acquisition, (i) receive or accept the return to Company or any of its Subsidiaries of Capital Stock of Company or any of its Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims or (ii) make payments or distributions to dissenting stockholders pursuant to applicable law; and

        (l)    make payments of accreted value and interest on the Zero Coupon Notes with the proceeds of the issuance contemplated by clause (A)(i) of the definition of Revolving Credit Commitment (whether coincidentally or from the Designated Proceeds Account).

        Section 6.5    Restrictions on Subsidiary Distributions.    Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company, in each case other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(i) or Section 6.1(j) that impose restrictions on the property so acquired; (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and other agreements entered into in the ordinary course of business; (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (iv) in the Senior Secured Note Documents; (v) contained in agreements or documents evidencing Indebtedness or other obligations permitted by Section 6.1(l) so long as any such encumbrance or restriction applies only the Foreign Subsidiary issuing such Indebtedness or other obligation; (vi) imposed on a Subsidiary and existing at the time it became a Subsidiary if such restrictions were not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Company and only to the extent applying to such Subsidiary; (vii) under or in connection with any joint venture agreements, partnership agreement, stock sale agreements and other similar agreements; provided that (A) any such agreements are entered into in the ordinary course of business and in good faith, and (B) such restrictions are reasonably customary for such agreements; (viii) under any agreement, instrument or contract affecting property or a Person at the time such property or Person was acquired by Company or any of its Subsidiaries, so long as such restriction relates solely to the property or Person so acquired and was not created in connection with or in anticipation of such acquisition; (ix) existing by virtue of, or arising under, applicable law, regulation, order, approval, license, permit, grant or similar restriction, in each case issued or imposed by a Governmental Authority; and (x) set forth in Schedule 6.5 of the Disclosure Letter or that result from the Permitted Refinancing or subsequent Permitted Refinancing of any Indebtedness pursuant to an agreement, instrument or contract set forth in Schedule 6.5 of the Disclosure Letter or referred to in clause (iv), (v), (vi), (vii) or (viii) of this Section 6.5; provided that the restrictions existing under or by reason of any such agreement, instrument or contract are not materially less favorable, taken as a whole, to the Lenders that those under the agreement evidencing the Indebtedness being refinanced.

        Section 6.6    Investments.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

        (a)   Cash Equivalents;

        (b)   (i) equity investments in Foreign Subsidiaries to the minimum extent required to comply with the local minimum capitalization requirements of foreign jurisdictions and (ii) conversions of Intercompany Indebtedness between any Credit Party and Foreign Subsidiaries permitted hereunder into equity, with the amount of all Indebtedness so converted not to exceed $30.0 million in the aggregate;

        (c)   equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in wholly-owned Subsidiaries (which Investments shall not be in an amount in excess of $10.0 million in the aggregate in the case of Investments by any Credit Party or any First Tier Foreign Subsidiary in any other Foreign Subsidiary);

        (d)   Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise) and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

        (e)   intercompany loans to the extent permitted under Section 6.1(b);

        (f)    Consolidated Capital Expenditures;

        (g)   loans and advances to employees of Company and its Subsidiaries made in the ordinary course of business and to the extent permitted by the Sarbanes-Oxley Act of 2002, in an aggregate principal amount not to exceed $10.0 million in the aggregate;

        (h)   Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.8 or in connection with the acquisition of Pentex-Schweizer Circuits Limited (and Investments of such acquired Person, if any, which Investments existed at the time of such acquisition and were not created in contemplation with such acquisition);

        (i)    Investments described in Schedule 6.6 of the Disclosure Letter and commitments described in Schedule 6.6 of the Disclosure Letter required by agreements listed in such Schedule;

        (j)    Company and its Subsidiaries may enter into and perform its obligations under Hedge Agreements entered into in the ordinary course of business;

        (k)   Investments consisting of extensions of credit in the nature of accounts receivable, prepaid royalties or expenses or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, or performance or similar deposits arising in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary to prevent or limit loss;

        (l)    guaranty and similar obligations permitted by Section 6.1;

        (m)  commission, entertainment, relocation, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

        (n)   Investments acquired by Company or any of its Subsidiaries (i) in exchange for any other Investments held by Company or such Subsidiary in connection with or as a result of bankruptcy, workout, reorganization or recapitalization of the issuer of such Investment or (ii) as result of a foreclosure by Company or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

        (o)   Investments permitted by Section 6.8 and Investments representing the non-cash portion of the consideration received in connection with a transaction described in clause (xi) of the definition of "Asset Sale";

        (p)   other Investments in an aggregate amount not to exceed at any time $50.0 million; and

        (q)   equity Investments in Subsidiaries solely to the extent made to effect transactions permitted pursuant to Section 6.8(c) hereof.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4. For purposes of determining compliance with the provisions of this Section 6.6, equity Investments made by Company or any of its Subsidiaries (the "contributor") in any Subsidiary that are effected pursuant to one or more equity contributions made contemporaneously or in prompt succession by the contributor and/or any of its Subsidiaries shall be deemed one Investment by the contributor.

        Section 6.7    Financial Covenants.    (a)    Fixed Charge Coverage Ratio.    Company shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December, 2004, to be less than 1.75:1.00.

        (b)   Leverage Ratio.    Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 2004, to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Ratio
December 2004	5.5:1.0
March 2005	5.5:1.0
June 2005	5.0:1.0
September 2005	5.0:1.0
December 2005	4.0:1.0
March 2006	4.0:1.0
June 2006	3.5:1.0
September 2006	3.5:1.0
December 2006 and thereafter	3.0:1.0

        Section 6.8    Fundamental Changes; Disposition of Assets; Acquisitions.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

        (a)   any Subsidiary of Company may be merged with or into Company or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its or Company's business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor; provided, in the case of such a merger, Company or such Guarantor, as applicable, shall be the continuing or surviving Person;

        (b)   sales or other dispositions of assets that do not constitute Asset Sales;

        (c)   (i) any Foreign Subsidiary of Company may be merged, consolidated or amalgamated with or into any other Foreign Subsidiary or be liquidated, wound up or dissolved; provided, in the case of such a merger, consolidation or amalgamation involving a First Tier Foreign Subsidiary, a First Tier Foreign Subsidiary shall be the continuing or surviving Person, or (ii) all or any part of the business, property or assets of any Foreign Subsidiary of Company may be conveyed, sold, leased, transferred or otherwise disposed of in one transaction or a series of transactions, (A) in the case of a Foreign Subsidiary that is a First Tier Foreign Subsidiary, to any other First Tier Foreign Subsidiary, Company or any Guarantor, (B) in the case of a First Tier Foreign Subsidiary, to any other Foreign Subsidiary to the extent only that the gross fair market value of all such property and assets conveyed, sold, leased, transferred or otherwise disposed of during the term hereof pursuant to this clause (B) shall not exceed an amount equal to $100.0 million in the aggregate, and (C) in the case of any other Foreign Subsidiary not provided for in clause (A) above, to any other Foreign Subsidiary, Company or Guarantor (either directly or indirectly, including through any First Tier Foreign Subsidiary, pursuant to transactions occurring contemporaneously or in prompt succession involving another Subsidiary or Company);

        (d)   sales of foreign receivables by Company or any of its Subsidiaries pursuant to a factoring or similar arrangement; provided that (i) the cash consideration for any such sale shall be for an amount equal to at least 95% of the face value of such receivables, and (ii) the face amount of all receivables sold in any Fiscal Quarter shall not exceed $200.0 million in the aggregate;

        (e)   Permitted Acquisitions; provided, that (i) in the case of a Permitted Acquisition in which the purchase price (including the cash component, notes issued and debt assumed, the "Purchase Price") is greater than $25.0 million, the outstanding principal amount of the Loans on the day preceding and at the close of business on the day following the closing of such Acquisition shall be $50.0 million or less, (ii) Company and its Subsidiaries shall not be required to comply with the foregoing clause (i) for any Permitted Acquisition in which the Purchase Price is less than or equal to $25.0 million; provided that the aggregate Purchase Price for all Permitted Acquisitions made pursuant to this clause (ii) shall not exceed $200.0 million, and (iii) in no event shall the proceeds of any Loan made hereunder be used as consideration for any Permitted Acquisition;

        (f)    the acquisition of Pentex-Schweizer Circuits Limited

        (g)   the sale, assignment or transfer of intellectual property assets by any Credit Party to any First Tier Foreign Subsidiary with an aggregate value of up to $125.0 million; and

        (h)   Investments made in accordance with Section 6.6.

        Section 6.9    Disposal of Subsidiary Interests.    Except for (i) any sale of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.8, (ii) any sale, assignment, transfer or other disposition of its interests in compliance with the provisions of Section 6.8(a) or Section 6.8(c) and (iii) Liens permitted pursuant to Section 6.2(a) and Section 6.2(p), no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

        Section 6.10    Sales and Lease-Backs.    Unless otherwise permitted hereunder, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed) (other than in connection with a sale and lease-back of the Corporate Head Office Campus otherwise permitted hereunder), whether now owned or hereafter acquired, which such Credit Party or Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party or Subsidiary to any Person (other than Company or any of its Subsidiaries) in connection with such lease, if in either case, the obligations of such Credit Party or Subsidiary under such lease, when aggregated with all other obligations of the Credit Parties and such Subsidiaries incurred pursuant to this Section 6.10, shall exceed $50.0 million.

        Section 6.11    Transactions with Shareholders and Affiliates.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Company or any of its Subsidiaries or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Company and any of its Subsidiaries or between any of such Subsidiaries; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Company and its Subsidiaries; (c) compensation arrangements and benefit plans for officers and other employees of Company and its Subsidiaries entered into or maintained or established in the ordinary course of business; (d) any Restricted Junior Payment permitted by Section 6.4; and (e) any Investment made in accordance with Section 6.6.

        Section 6.12    Conduct of Business.    From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and any Permitted Business and (ii) such other lines of business as may be consented to by Requisite Lenders.

        Section 6.13    Amendments, Waivers or Prepayments with respect to Senior Indebtedness or Subordinated Indebtedness.    No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Senior Indebtedness or Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Senior Indebtedness or Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Senior Indebtedness or Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders and provided that in respect of any refinancing, purchase, redemption, exchange or other principal or premium payment in respect of the Senior Secured Notes (other than a mandatory prepayment thereunder), each of the Senior Refinancing Conditions has been satisfied; and provided, further that in the event that Company makes any mandatory prepayment under the Senior Secured Notes at a time when it cannot satisfy the Senior Refinancing Conditions, Company shall immediately prepay all Loans outstanding hereunder.

        Section 6.14    Fiscal Year.    No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from the Saturday nearest September 30 of each year.

SECTION 7. GUARANTY

        Section 7.1    Guaranty of the Obligations.    Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the "Guaranteed Obligations").

        Section 7.2    Contribution by Guarantors.    All Guarantors desire to allocate among themselves (collectively, the "Contributing Guarantors"), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a "Funding Guarantor") under this Guaranty that exceeds its Fair Share as of such date, to the extent permitted by applicable law, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments to equal its Fair Share as of such date. "Fair Share" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. "Fair Share Shortfall" means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. "Fair Share Contribution Amount" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "Aggregate Payments" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this

Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

        Section 7.3    Payment by Guarantors.    Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company's becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

        Section 7.4    Liability of Guarantors Absolute.    Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

        (a)   this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

        (b)   Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

        (c)   the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company or such other guarantors are joined in any such action or actions;

        (d)   payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor's liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor's covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor's liability hereunder in respect of the Guaranteed Obligations;

        (e)   any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor's liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the

Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and

        (f)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary's consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

        Section 7.5    Waivers by Guarantors.    Each Guarantor hereby waives, to the fullest extent permitted by law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary's errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor's obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

        As used in this paragraph, any reference to "the principal" includes Company, and any reference to "the creditor" includes Administrative Agent and each other Beneficiary. In accordance with Section 2856 of the California Civil Code (a) each Guarantor waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor's obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal's indebtedness or such guarantor's obligations, including without limitation Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure; and (b) each Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed such Guarantor's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guaranteed Obligations, has destroyed such Guarantor's rights of contribution against such other guarantor. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Guaranty shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations.

        Section 7.6    Guarantors' Rights of Subrogation, Contribution, Etc.    Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

        Section 7.7    Subordination of Other Obligations.    Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the "Obligee Guarantor") is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

        Section 7.8    Continuing Guaranty.    This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

        Section 7.9    Authority of Guarantors or Company.    It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

        Section 7.10    Financial Condition of Company.    Any Loan may be made to Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor's assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

        Section 7.11    Bankruptcy, Etc.    (a)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

        (b)   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

        (c)   In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

        Section 7.12    Discharge of Guaranty Upon Sale of Guarantor.    If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8. EVENTS OF DEFAULT

        Section 8.1    Events of Default.    If any one or more of the following conditions or events shall occur:

        (a)   Failure to Make Payments When Due.    Failure by Company to pay (i) when due the principal of, or premium on, any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within three (3) Business Days after the date due; or

        (b)   Default in Other Agreements.    (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) having an aggregate principal amount of $45.0 million or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

        (c)   Breach of Certain Covenants.    Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.2, Section 5.13 or Section 6; or

        (d)   Breach of Representations, Etc.    Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

        (e)   Other Defaults Under Credit Documents.    Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

        (f)    Involuntary Bankruptcy; Appointment of Receiver, Etc.    (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its Subsidiaries (other than an Insignificant Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries (other than an Insignificant Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries (other than an Insignificant Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries (other than an Insignificant Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries (other than an Insignificant Subsidiary), and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

        (g)   Voluntary Bankruptcy; Appointment of Receiver, Etc.    (i) Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Company or any of its Subsidiaries (other than an Insignificant Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

        (h)   Judgments and Attachments.    Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $40.0 million (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries (other than an Insignificant Subsidiary) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or

        (i)    Dissolution.    Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

        (j)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $40.0 million during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

        (k)   Change of Control.    A Change of Control shall occur; or

        (l)    Guaranties, Collateral Documents and other Credit Documents.    At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations; and (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

        Section 8.2    Actions in Respect of the Letters of Credit upon Default.    If any Event of Default shall have occurred and be continuing, Administrative Agent may, or shall at the request of the Requisite Lenders, irrespective of whether it is taking any of the actions described in Section 8.1 or otherwise, make demand upon Company to, and forthwith upon such demand Company will, pay to Collateral Agent on behalf of Lender Parties in same day funds at Collateral Agent's office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time Administrative Agent or Collateral Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than Agents and Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, Company will, forthwith upon demand by Administrative Agent or Collateral Agent, pay to Collateral Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that Administrative Agent or Collateral Agent, as the case may be, determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks or Lenders, as applicable, to the extent permitted by applicable law.

SECTION 9. AGENTS

        Section 9.1    Appointment of Agents.    Each of Administrative Agent, the Syndication Agent, the Collateral Agent, the Joint Lead Arranger and the Co-Documentation Agents are hereby appointed hereunder and under the other Credit Documents and each Lender Party hereby authorizes each Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. Except with respect to Section 9.8, the provisions of this Section 9 are solely for the benefit of Agents and Lender Parties and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lender Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries. As of the Closing Date, none of the Syndication Agent, the Joint Lead Arrangers nor the Co-Documentation Agents shall have any obligations but shall be entitled to all benefits of this Section 9.

        Section 9.2    Powers and Duties.    Each Lender Party irrevocably authorizes each Agent to take such action on such Lender Party's behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender Party; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

        Section 9.3    General Immunity.    (a)    No Responsibility for Certain Matters.    No Agent shall be responsible to any Lender Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lender Parties or by or on behalf of any Credit Party to any Agent or any

Lender Party in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

        (b)   Exculpatory Provisions.    No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lender Parties for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent's gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lender Parties as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lender Parties, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender Party shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lender Parties as may be required to give such instructions under Section 10.5).

        Section 9.4    Agents Entitled to Act as Lender.    The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term "Lender" shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

        Section 9.5    Lender Parties' Representations, Warranties and Acknowledgment.    (a)    Each Lender Party represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lender Parties or to provide any Lender Party with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lender Parties.

        (b)   Each Lender Party, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lender Parties, as applicable on the Closing Date.

        Section 9.6    Right to Indemnity.    (a)    Each Lender Party, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out hereof or the other Credit Documents; provided, no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender Party to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender Party's Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender Party to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

        (b)   Each Lender Party severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by Company) from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising in connection with its role as Issuing Bank that may be imposed on, incurred by, or asserted against the Issuing Banks in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Banks under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Issuing Banks' gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by Company under Section 10.4, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by Company.

        (c)   For purposes of this Section 9.6, the Lender Parties' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Loans outstanding at such time and owing to the respective Lender Parties, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, and (iii) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Letter of Credit Loans owing to the Issuing Banks shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender Party to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or any Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender Party's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 9.6 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Credit Documents.

        Section 9.7    Successor Administrative Agent.    Administrative Agent may resign at any time by giving thirty (30) days' prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held by it under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.

        Section 9.8    Collateral Documents and Guaranty.    (a)    Agents Under Collateral Documents and Guaranty.    Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty. Each Lender hereby further authorizes Collateral Agent, on behalf of and for the benefit of Lenders, to (i) be the agent for and representative of Lenders with respect to the Collateral, the Intercreditor Agreement and the Collateral Documents and (ii) without further written consent or authorization from Lenders, execute and perform under the Collateral Documents, the Intercreditor Agreement, any joinders to the Intercreditor Agreement referred to in Section 6.2(bb) hereof and any amendments, modifications, supplements and restatements of the Credit Documents in connection with such joinders referred to in Section 6.2(bb) (which shall include, without limitation, implementation of any pro rata sharing of collateral proceeds contemplated under any such joinders), and each Lender hereby further agrees to be bound by the terms of any such joinders, amendments, modifications, supplements and restatements. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

        (b)   Release of All Collateral.    In the event that (i) the Senior Secured Notes have been fully repaid, (ii) during the period following the Closing Date through the satisfaction of Company's Repurchase Obligation, Company has (A) issued notes, public equity or other securities with gross proceeds of not less than $300.0 million which provide for no amortization or sinking fund payments or other mandatory prepayment (other than upon a change of control or asset sale) prior to 181 days following the Maturity Date, (B) upon such issuance either deposited the net proceeds of any such notes in the Designated Proceeds Account for the purpose of satisfying such Repurchase Obligation or has otherwise applied such net proceeds to the satisfaction in part of the Repurchase Obligation as provided herein, and (C) thereafter maintained such net proceeds in the Designated Proceeds Account until application of such amounts to the satisfaction of not less than $300.0 million of such Repurchase Obligation; provided that if the aggregate amount of such net proceeds is less than $300.0 million, Company shall apply all such net proceeds to the satisfaction in part of the Repurchase Obligation, (iii) Company is in pro forma compliance with the covenants set forth in Section 6.7 hereof in respect of the immediately succeeding fiscal quarter of Company and (iv) the long-term unsecured non credit enhanced debt of Company shall be rated not less than BB by Standard & Poor's and Ba2 by Moody's, the Collateral Agent shall, at Company's expense within 90 days of the date upon which the Collateral Agent receives notice that the conditions in (i) through (iv) above have been satisfied, release all of its security interests in the Collateral hereunder and under the Collateral Documents and terminate such Collateral Documents. Following any release of security interests pursuant to this Section 9.8(b) (but subject to the provisions of Section 5.13), the obligations of the Credit Parties pursuant to Section 5.9, 5.10 and 5.11 shall no longer apply.

        (c)   Right to Realize on Collateral and Enforce Guaranty.    Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 10. MISCELLANEOUS

        Section 10.1    Notices.    (a)    All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied, or delivered or (y) as and to the extent set forth in Section 10.1(b) and in the proviso to this Section 10.1(a), if to Company, at its address at 2700 North First Street, San Jose, California 95134, Attention: Client Financial Officer; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Appendix B hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; if to the Collateral Agent, at its address at One Sansome Street, Floor 25, San Francisco CA 94104, Attention: Avrum Speigel, or, as to Company or any Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party at such other address as shall be designated by such party in a written notice to Company and the Administrative Agent, provided that materials required to be delivered pursuant to Section 5.1(a), (b), (i) or (l)(i) shall be delivered to the Administrative Agent as specified in Section 10.1(b) or as otherwise specified to Company by the Administrative Agent. All such notices and communications shall, when mailed or e-mailed, be effective when deposited in the mails, telecopied, or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Sections 2, 3 or 8 shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

        (b)   So long as Citibank or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.1(a), (b), (i) and (l)(i) shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. Company agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the "Communications") available to the Lenders by posting such notices on Intralinks, "e-Disclosure", the Administrative Agent's internet delivery system that is part of Fixed Income Direct, Global Fixed Income's primary web portal, or a substantially similar electronic system (the "Platform"). Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

        (c)   Each Lender agrees that notice to it (as provided in the next sentence) (an "E-Communications Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender's e-mail address to which an E-Communications Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any E-Communications Notice may be sent to such e-mail address.

        Section 10.2    Expenses.    Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the commitment package, the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable financial consultant and attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or pursuant to any insolvency or bankruptcy cases or proceedings.

        Section 10.3    Indemnity.    (a)    In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, advisors, agents and Affiliates of each Agent and each Lender (each, an "Indemnitee"), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. To the extent permitted by applicable law, no Credit Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument or transaction contemplated hereby.

        (b)   To the extent permitted by applicable law, neither Company nor any of its Subsidiaries or Affiliates shall assert, and hereby waives, any claim against any Lender or any of their Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        Section 10.4    Set-Off.    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other

Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II or Article VIII, as the case may be, and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Credit Party hereby further grants to Administrative Agent, Collateral Agent and each Lender a security interest in all Deposit Accounts maintained with Administrative Agent or such Lender as security for the Obligations.

        Section 10.5    Amendments and Waivers.    (a)    Requisite Lenders' Consent.    Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

        (b)   All Lenders' Consent.    Without the written consent of all Lenders, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

          (i)    extend the scheduled final maturity of any Loan or any Note;

          (ii)   waive, reduce or postpone any scheduled repayment (but not prepayment);

          (iii)  reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee payable hereunder;

          (iv)  extend the time for payment of any such interest or fees;

          (v)   reduce the principal amount of any Loan or increase the Commitment of any Lender;

          (vi)  amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

          (vii) amend the definition of "Requisite Lenders" or "Pro Rata Share"; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of "Requisite Lenders" or "Pro Rata Share" on substantially the same basis as the Commitments and the Loans are included on the Closing Date;

          (viii) release a material portion of the Collateral or any material Guarantor from the Guaranty except as expressly provided in the Credit Documents; or

          (ix)  consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

        (c)   Other Consents.    No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

        (d)   Execution of Amendments, Etc.    Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

        Section 10.6    Successors and Assigns; Participations.    (a)    Generally.    This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders and the permitted successors and assigns of the Credit Parties. No Credit Party's rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)   Register.    Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Loans listed therein for all purposes hereof, and no assignment or transfer of any such Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Loans.

        (c)   Right to Assign.    Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan):

          (i)    to any Person meeting the criteria of clause (iv) of the definition of the term of "Eligible Assignee" upon the giving of notice to Company, each Issuing Bank and Administrative Agent; and

          (ii)   to any Person meeting the criteria of any other clause of the definition of the term of "Eligible Assignee" with the consent of Administrative Agent, the Issuing Bank and, if no Default or Event of Default has occurred and is continuing, Company (each such consent not to be unreasonably withheld or delayed); provided that each such assignment pursuant to this Section 10.6(c) shall be in an aggregate amount of not less than $1.0 million (or such lesser amount as may be agreed to by Administrative Agent and, if no Default has occurred and is continuing, Company, or as shall constitute the aggregate amount of the Loans of the assigning Lender) with respect to the assignment of Loans.

        (d)   Mechanics.    The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.15(c).

        (e)   Notice of Assignment.    Upon its receipt of a duly executed and completed Assignment Agreement, together with any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company (but in no event shall Administrative Agent be required to give such notice more frequently than once per week) and shall maintain a copy of such Assignment Agreement.

        (f)    Representations and Warranties of Assignee.    Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in loans such as the applicable Loans; and (iii) it will make or invest in, as the case may be, its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

        (g)   Effect of Assignment.    Subject to the terms and conditions of this Section 10.6, as of the "Effective Date" specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a "Lender" or "Issuing Bank" hereunder, as the case may be, to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a "Lender" or "Issuing Bank" for all purposes hereof; (ii) the assigning Lender or Issuing Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's or Issuing Bank's rights and obligations hereunder, such Lender or Issuing Bank shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender or Issuing Bank shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender or Issuing Bank as a Lender or Issuing Bank hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender. Notwithstanding the foregoing, an assignee, including an Eligible Assignee, shall not be entitled to receive any greater payment under Section 2.14 or Section 2.15 than the applicable Lender making such assignment would have been entitled to receive with respect to the assigned portion of the rights and obligations under this Agreement.

        (h)   The Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

        (i)    Participations.    Each Lender, without notice to or consent of Administrative Agent or Company, shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release a material portion of the Collateral under the Collateral Documents or any material Guarantor from the Guaranty (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.13(c), 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company's prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.15 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

        (j)    Certain Other Assignments.    In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge (without notice to or the consent of Administrative Agent or Company) all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank or trustee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Company or Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of Section 10.6(c) concerning assignments.

        Section 10.7    Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

        Section 10.8    Survival of Representations, Warranties and Agreements.    All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.13(c), 2.14, 2.15, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.12, 9.6 and 10.18 shall survive the payment of the Loans.

        Section 10.9    No Waiver; Remedies Cumulative.    No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

        Section 10.10    Marshalling; Payments Set Aside.    Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

        Section 10.11    Patriot Act Notice.    Each of the Agents and Lender Parties hereby notify the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes names and addresses and other information that will allow it to identify each Credit Party in accordance with the Patriot Act.

        Section 10.12    Severability.    In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        Section 10.13    Obligations Several; Independent Nature of Lenders' Rights.    The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

        Section 10.14    Headings.    Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

        Section 10.15    APPLICABLE LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK); PROVIDED THAT EACH AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

        Section 10.16    CONSENT TO JURISDICTION.    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

        Section 10.17    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY

HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

        Section 10.18    Confidentiality.    Each Lender and each Agent shall hold all non-public information regarding Company and its business identified as such by Company and obtained by such Lender or such Agent pursuant to the requirements hereof in accordance with such Lender's customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender or an Agent may make (i) disclosures of such information on a need-to-know basis to Affiliates of such Lender and to their respective agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

        Section 10.19    Usury Savings Clause.    Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the

Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

        Section 10.20    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

        Section 10.21    No Liability of the Issuing Banks.    Company assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of the Issuing Banks nor any of their officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by any Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that Company shall have a claim against any Issuing Bank, and such Issuing Bank shall be liable to Company, to the extent of any direct, but not consequential, damages suffered by Company that Company proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence as determined in a final non-appealable judgment by a court of a competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Banks may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

        Section 10.22    Effectiveness.    Subject to Section 3.1, this Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:
SANMINA-SCI CORPORATION, a Delaware corporation
By:	/s/ DAVID L. WHITE
	Name:	David L. White
Title:

GUARANTORS:

HADCO CORPORATION
HADCO SANTA CLARA, INC.
SCI TECHNOLOGY, INC.
VIKING INTERWORKS INC.
COMPATIBLE MEMORY, INC.
SCI SYSTEMS, INC.
SANMINA-SCI SYSTEMS (ALABAMA) INC.
SANMINA-SCI SYSTEMS HOLDINGS, INC.
INTERAGENCY, INC.
SANMINA-SCI SYSTEMS ENCLOSURES (DENTON) INC.
SCIMEX, INC.
NEWISYS, INC.
SANMINA-SCI ENCLOSURES USA INC.
All By:	/s/ WALTER BOILEAU
	Name:	Walter Boileau
Title:

SCI PLANT No. 5, L.L.C.
By:
SANMINA-SCI SYSTEMS (ALABAMA) INC., its Sole Member
By:	/s/ WALTER BOILEAU
	Name:	Walter Boileau
Title:

SCI PLANT No. 22, L.L.C.
By:
SCI TECHNOLOGY, INC., its Sole Member
By:	/s/ WALTER BOILEAU
	Name:	Walter Boileau
Title:

SANMINA GENERAL, L.L.C. SANMINA LIMITED, L.L.C. SANMINA-SCI, LLC
All by:
SANMINA-SCI CORPORATION, their Sole Member
By:	/s/ WALTER BOILEAU
	Name:	Walter Boileau
Title:

SANMINA TEXAS, L.P.
By:	SANMINA GENERAL, L.L.C., its General Partner
	By:	SANMINA-SCI CORPORATION, its Sole Member
	By:	/s/ WALTER BOILEAU
		Name:	Walter Boileau
Title:

ADMINISTRATIVE AGENT:
CITICORP USA, INC.
By:	/s/ AVRUM SPIEGEL
	Name:	Avrum Spiegel
	Title:	Vice President

COLLATERAL AGENT:
CITIBANK, N.A.
By:	/s/ MYLES KASSIN
	Name:	Myles Kassin
	Title:	Vice President

SYNDICATION AGENT:
BANC OF AMERICA SECURITIES LLC
By:	/s/ OSCAR CRANZ III
	Name:	Oscar Cranz III
	Title:	Principal

JOINT LEAD ARRANGERS:
CITIGROUP GLOBAL MARKETS INC.
By:	/s/ ARNOLD Y. WONG
	Name:	Arnold Y. Wong
	Title:	Director
BANC OF AMERICA SECURITIES LLC
By:	/s/ OSCAR CRANZ III
	Name:	Oscar Cranz III
	Title:	Principal

CO-DOCUMENTATION AGENTS:
DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ PAUL O'LEARY
	Name:	Paul O'Leary
	Title:	Vice President
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:
Name:
Title:
THE BANK OF NOVA SCOTIA
By:
Name:
Title:

CO-DOCUMENTATION AGENTS:
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ ANTHONY J. LAFALTO
	Name:	Anthony J. Lafalto
	Title:	Director
THE BANK OF NOVA SCOTIA
By:
Name:
Title:

CO-DOCUMENTATION AGENTS:
MERRILL LYNCH BANK USA
By:
Name:
Title:
THE BANK OF NOVA SCOTIA
By:	/s/ MARK SPARROW
	Name:	Mark Sparrow
	Title:	Director

INITIAL ISSUING BANK:
CITIBANK, N.A.
By:	/s/ MYLES KASSIN
	Name:	Myles Kassin
	Title:	Vice President

LENDERS:
CITICORP USA, INC.
By:	/s/ AVRUM SPIEGEL
	Name:	Avrum Spiegel
	Title:	Vice President

LENDERS:
BANK OF AMERICA, N.A.
By:	/s/ JAMES P. JOHNSON
	Name:	James P. Johnson
	Title:	Managing Director

LENDERS:
Deutsche Bank Trust Company Americas
By:	/s/ PAUL O'LEARY
	Name:	Paul O'Leary
	Title:	Vice President

LENDERS:
MERRILL LYNCH BANK USA
By:	/s/ LOUIS ALDER
	Name:	Louis Alder
	Title:	Director

LENDERS:
THE BANK OF NOVA SCOTIA
By:	/s/ MARK SPARROW
	Name:	Mark Sparrow
	Title:	Director

LENDERS:
ABN AMRO BANK N.V.
By:	/s/ BASSAM WEHBE
	Name:	Bassam Wehbe
	Title:	Director
By:	/s/ WILLIAM DAVIDSON
	Name:	William W. Davidson
	Title:	Vice President

LENDERS:
KeyBank National Association
By:	/s/ ROBERT W. BOSWELL
	Name:	Robert W. Boswell
	Title:	Vice President

LENDERS:
WELLS FARGO BANK, N.A.
By:	/s/ JEFF A. BAILARD
	Name:	Jeff A. Bailard
	Title:	Vice President
WELLS FARGO BANK, N.A.
By:	/s/ COTTY WALLACE
	Name:	Cotty Wallace
	Title:	Senior Vice President

LENDERS:
U.S.Bank National Association
By:	/s/ DOUGLAS A. RICH
	Name:	Douglas A. Rich
	Title:	Vice President

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  Exhibit 4.12
CREDIT AND GUARANTY AGREEMENT
TABLE OF CONTENTS
CREDIT AND GUARANTY AGREEMENT
RECITALS
SECTION 1. DEFINITIONS AND INTERPRETATION
SECTION 2. LOANS
SECTION 3. CONDITIONS PRECEDENT
SECTION 4. REPRESENTATIONS AND WARRANTIES
SECTION 5. AFFIRMATIVE COVENANTS
SECTION 6. NEGATIVE COVENANTS
SECTION 7. GUARANTY
SECTION 8. EVENTS OF DEFAULT
SECTION 9. AGENTS
SECTION 10. MISCELLANEOUS